EXHIBIT 10.1

RECEIVABLES PURCHASE AGREEMENT

between

IBM CREDIT LLC

and

BANCO SANTANDER S.A.

Dated as of December 24, 2020

RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT, dated as of December 24, 2020 (as it may be amended, supplemented or otherwise modified from time to time, and including the annexes, appendices, exhibits and schedules hereto, this “Agreement”), is made by and between IBM Credit LLC, a Delaware limited liability company (“IBM”), and Banco Santander S.A. (“Santander”).

IBM and its Affiliates are in the business of providing, inter alia, financing to Suppliers (as defined below) and/or distributors and remarketers (“Remarketers”) of information technology products and associated items from or produced by International Business Machines Corporation and its Affiliates (each, individually in such capacity, a “Supplier”, and collectively, the “Suppliers”, and such business, the “IBM Captive Financing Services”).

IBM and its Affiliates provide the IBM Captive Financing Services through (i) loan structures pursuant to which product or loan advances are extended by the relevant Seller to Remarketers that in turn utilize such funds to purchase products directly from a Supplier, or (ii) factoring structures pursuant to which Supplier invoices to Remarketers are purchased by IBM or its Affiliates from a Supplier.

In loan structure transactions, pursuant to a loan agreement (a “Remarketer Loan Agreement”) between IBM or its Affiliate and the Remarketer, the Remarketer is provided with an extended payment term without any interest charge, and IBM or its Affiliate enters into a separate agreement with the Supplier (a “Supplier Fee Agreement”) pursuant to which, inter alia, the Supplier pays IBM or its Affiliate a fee in respect of this free financing period.

In factoring structure transactions, IBM or its Affiliate enters into a receivables purchase agreement with a Supplier (a “Supplier Factoring Agreement” and, together with the related Supplier Fee Agreements, each a “Supplier Agreement”), and the Remarketer may receive extended payment terms either pursuant to a payment agreement with IBM or its Affiliate (a “Remarketer Payment Agreement” and, together with the Remarketer Loan Agreements and the related Supplier Fee Agreements, each a “Remarketer Agreement”), or where there is no Remarketer Payment Agreement, pursuant to its distribution agreement with the Supplier.

IBM and Santander are entering into this Agreement in order to evidence their agreement that (i) Santander or an Affiliate of Santander that has executed a Participation Agreement as contemplated in Section 5 hereof (each, a “Purchaser”), will purchase the Receivables (as hereinafter defined) arising from these transactions upon the terms, and subject to the conditions, set forth in this Agreement after the acquisition of those Receivables by IBM or an Affiliate that has executed a Participation Agreement as contemplated in Section 5 hereof (each, a “Seller”), such that the Purchaser remits the Purchase Price (as hereinafter defined) directly to the applicable Seller and (ii) IBM or the applicable Seller, unless otherwise provided in a Participation Agreement, will continue performing the administrative and collection functions in respect of Purchased Receivables described herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Defined Terms and Interpretation.

1.1	Defined Terms. Certain terms used in this Agreement are defined in Appendix A and certain definitions with respect to interest rates and currencies are defined in Schedule 6-A and Schedule 6-B.

1.2	Interpretation. In this Agreement, unless otherwise indicated, (a) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (b) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement, (c) all references to particular Annexes, Appendices, Sections, Schedules or Exhibits are references to the Annexes, Appendices, Sections, Schedules or Exhibits, as the case may be, of this Agreement, (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein, (e) reference to any Person includes such Person’s successors and legal assigns, (f) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, (g) with respect to any calculations hereunder expressed in USD but with respect to which some of the components of such calculations include amounts in currencies other than USD, those calculations shall be made after exchanging the amounts of such other currencies to USD at the market spot rate as reasonably determined by the Purchaser at the time of such calculation (and notified to the Seller) and (h) unless otherwise provided, reference to any agreement or writing shall refer to such agreement or writing as it may be amended, restated or otherwise modified from time to time.

2.	The Facility.

2.1	Committed Facility; Facility Limit. Subject to the terms and conditions of this Agreement, Purchaser agrees to provide the Facility to the Sellers from time to time during the Availability Period, in an aggregate amount up to the Facility Limit at such time on a committed basis, except as provided in the last paragraph of Section 2.2. Subject to the terms and conditions of this Agreement (including satisfaction of all conditions precedent in Section 2.6 below), the Seller may from time to time offer to sell and assign Eligible Receivables to the Purchaser, and the Purchaser agrees, subject to the terms and conditions hereof, to purchase and accept all or any Eligible Receivables offered by the Seller to the extent described in Section 2.2 and up to the relevant Remarketer Purchase Limit and/or the relevant Remarketing Loan Agreement Purchase Limit (as applicable) and in an aggregate amount for all Sellers not to exceed the Facility Limit at such time. If the daily average outstanding balance of Purchased Receivables for any successive three-month period ending on or after the month that is nine months following the month in which the Closing Date occurs falls below the Facility Limit Threshold, Purchaser, in its sole discretion, shall be entitled to reduce the Facility Limit down to not less than 10% above such daily average outstanding balance of Purchased Receivables or such higher amount the Purchaser selects.

2.2	Purchase and Sale. Subject to the terms and conditions of this Agreement, from time to time on any day during the Availability Period, a Seller may indicate that it wishes to sell and assign Designated Receivables to the Purchaser by delivering to Purchaser a file in a form to be mutually agreed between IBM and Purchaser with respect to such Designated Receivables (each such file, a “Specification”), which may be provided via email transmission or other electronic means approved by the Purchaser, listing the Designated Receivables to be sold and assigned, and describing the terms of the proposed sale, including, but not limited to, identification of the relevant Supplier, Remarketer, Contract, invoices, face amount, any Dilution that has been applied to such Designated Receivable, due date and the expected Purchase Date for each Designated Receivable. Such Specification shall be provided each Business Day by the Seller for reconciliation purposes even if no Designated Receivables are being offered for sale on such Business Day. The transmission of a Specification by the Seller to the Purchaser shall constitute an offer for the purchase of the Designated Receivables listed therein. Provided that (a) the Receivables listed in the relevant Specification qualify as Eligible Receivables pursuant to the terms of this Agreement, (b) the purchase of such Receivables would not cause the Purchaser to exceed its Facility Limit and meets the other requirements of Section 2.1 and (c) such Specification is received by the Purchaser at or prior to the next Cut Off Date, the Purchaser shall purchase all of the Designated Receivables listed in such Specification on the date described in the succeeding sentence (except as provided in the third from last paragraph of this Section 2.2). If a Specification is delivered to the Purchaser at or prior to the Cut Off Date on any given week, and it complies with this Section 2.2, the Designated Receivables listed on such Specification shall be purchased by the Purchaser on the applicable Purchase Date for such Cut Off Date (except as provided in the third from last paragraph of this Section 2.2). If the Specification is delivered to the Purchaser after the Cut Off Date on any given week, and it complies with this Section 2.2, the Designated Receivables listed on such Specification shall be purchased by the Purchaser on the applicable Purchase Date for the Cut Off Date in the following week (except as provided in the third from last paragraph of this Section 2.2). If such Specification does not comply with this Section 2.2, the Purchaser shall notify the Seller in writing that it rejects such Specification prior to the foregoing deadline, and the Purchaser shall not be under any obligation to purchase such Designated Receivables. The parties acknowledge and agree that no more than one (1) Specification indicating the Seller wishes to offer to sell and assign Designated Receivables to the Purchaser shall be delivered to the Purchaser each week, except for the last week of any fiscal quarter, during which the Seller may deliver no more than two (2) Specifications indicating the Seller wishes to offer to sell and assign Designated Receivables to the Purchaser but Specifications shall be provided each Business Day by the Seller for reconciliation purposes even if no Designated Receivables are being offered, or are permitted to be offered, for sale pursuant to such Specifications.

Provided that Seller is in material compliance with the terms of this Agreement and full satisfaction of conditions precedent in Section 2.6, the Purchaser will remit the Purchase Price in respect of such Designated Receivables to the relevant Seller Account, by wire transfer of immediately available funds, on the applicable Purchase Date described in the preceding paragraph. On each such Purchase Date (subject to the preceding sentence), the relevant Seller will sell and assign and the relevant Purchaser will purchase and accept, without recourse except to the limited extent expressly provided in this Agreement, all of such Seller’s rights, obligations, title and interest in the Designated Receivables provided in the related Specification.

Notwithstanding anything to the contrary in this Agreement, if, after the last Cut Off Date in any fiscal quarter, Seller delivers a Specification to Purchaser on any day before the end of such fiscal quarter that otherwise satisfies the requirements of this Section 2.2 (an “End of Period Specification”) and the Purchaser is unable to deliver the related Purchase Price by the date requested prior to the end of such fiscal quarter therein, Seller shall be entitled to net from any collections on Purchased Receivables held by Seller for the account of Purchaser at such time the Purchase Price for such Designated Receivables listed in such End of Period Specification and such Designated Receivables shall have been purchased by Purchaser as of the date of the End of Period Specification; provided Seller otherwise complies with all the terms and conditions precedent to such purchase set forth in this Agreement (including in Section 2.6) with respect to such Designated Receivables. In the event that the Purchaser notifies the Seller that the Seller has netted an incorrect and excessive amount as the Purchase Price in accordance with the foregoing, the Seller shall return to the Purchaser, on or prior to the next Cut Off Date, any such excess amounts set forth in such notice absent demonstrable error.

The Seller shall provide the Purchaser its fiscal calendar on or promptly after the Closing Date and shall provide notice of any changes to the Purchaser promptly after any such changes are made.

The parties acknowledge that, prior to the satisfaction of the WWD Condition Precedent, (1) the Sellers also wish to sell and assign certain Uninsured Receivables by delivering to Purchaser a Specification in a manner consistent with this Section 2.2 and (2) the Purchaser may (in its sole discretion) agree on an uncommitted basis to purchase any or all such Designated Receivables, which are Uninsured Receivables, listed in such Specification, notwithstanding the inability of the Sellers to satisfy any credit insurance related provisions herein solely with respect to such Uninsured Receivables (including Sections 2.5, 6.1(a)(v) and 6.1(a)(vi)). On or after the satisfaction of the WWD Condition Precedent, IBM shall request the relevant syndicate of Credit Insurers for the WWD Policy to cause the Uninsured Receivables to be subject to such policy and if such Uninsured Receivables become subject to such policy all of the credit related insurance provisions herein with respect to such Uninsured Receivables (including Sections 2.5, 6.1(a)(v) and 6.1(a)(vi)) shall become effective with respect to such Receivables, with all credit insurance related representations and warranties with respect thereto being made as of the date of such effectiveness, and such Receivables shall no longer be Uninsured Receivables for any purposes hereof or of any other Transaction Document. For the avoidance of doubt, this paragraph only applies to Uninsured Receivables, and does not affect any other Purchased Receivables and all other terms and conditions of this Agreement with respect to all Purchased Receivables shall continue to apply.

2.3	Term of Agreement. Purchases of Receivables under this Agreement may only be effected during the Availability Period. The Purchaser’s obligation to purchase Receivables shall terminate on the date (the “Purchase Termination Date”) that is the earlier of (i) three years from the Closing Date, (ii) the date that Purchaser elects by notice in writing to IBM to declare the Purchase Termination Date upon or after the occurrence of a Purchaser Termination Event, (iii) the date that IBM elects by notice in writing to Purchaser to declare the Purchase Termination Date upon or after the occurrence of a Seller Termination Event and (iv) the date that IBM elects in its discretion by notice in writing to Purchaser to declare the Purchase Termination Date; provided that, in the case of this clause (iv), (1) such date selected by IBM may not be earlier than the date that is 24 months after the Closing Date and (2) such notice shall be provided not later than 12 months prior to such date selected by IBM. Subject to Section 13.3, this Agreement shall terminate on the first date after the Purchase Termination Date on which there are no Purchased Receivables outstanding (but, in the case of a Purchase Termination Date declared pursuant to the foregoing clause (iii), in no event later than thirty (30) days after such Purchase Termination Date).

2.4	Notices to Obligors; Settlement; Certain Collection Matters.

(a)

(i) The Seller shall, at its sole cost and expense, notify (as described below) each Obligor that the Seller will be selling and assigning the applicable Purchased Receivables to the Purchaser hereunder, and will direct each Remarketer to make payments with respect to each Purchased Receivable as directed by the Purchaser from time to time in its sole discretion. The Seller will deliver to each Supplier and Remarketer a notice of assignment in form and substance sufficient under Applicable Law that is in form and substance reasonably acceptable to Purchaser prior to delivery thereof. Initially, subject to change by the Purchaser at any time in its sole discretion, the Purchaser directs that each Obligor continue to pay at the account(s) of the Seller to which they are paying as of the date of this Agreement. Such accounts are set forth on Schedule 7-A hereto as of the date of this Agreement and the Seller shall promptly update such schedule by notice to the Purchaser to reflect any new accounts that receive any such amounts or any changes with respect to any such existing accounts. Notwithstanding the foregoing provisions of this Section 2.4(a), upon Seller’s request, the parties shall discuss in good faith, and work together to implement, amendments to this Agreement to provide (A) that Remarketers shall be directed to make payments with respect to Purchased Receivables directly to bank accounts of Purchaser, (B) for setting up any new accounts in Santander’s name, the costs of notifying each of the Obligors to pay into such new accounts and the costs to implement collection account agreements that permit Seller to continue processing collections and (C) for how to handle the opening of new accounts, the processing of checks and other items, the implementation of collection account mechanics, the execution of collection account agreements and the notification to Obligors, and thereafter, Seller shall continue to process all checks or other items received in such accounts or associated lockboxes. All of the actions in clauses (A), (B) and (C) of the preceding sentence shall be at the sole cost and expense of the Seller.

(ii) Any collections, payments, items or proceeds or other amounts received from Obligors by the Seller or any of its Affiliates in connection with the Purchased Receivables on or before the Cut Off Date in any calendar week (including misdirected payments, credit insurance proceeds or other amounts (including in any accounts mentioned in clause (i) above)) shall be processed and deposited by the Seller or such Affiliate into an account directed, from time to time, by the Purchaser on the next applicable Payment Reconciliation Date for the related currency and Seller. Such collections, payments, items or proceeds or other amounts shall be deemed to be held in trust by the Seller for the benefit of the Purchaser until so deposited

(b)	Seller shall provide an Obligor (i) in the case of a U.S. Obligor, an IRS Form W-8BEN-E provided by Purchaser pursuant to Section 8.4, or (ii) in the case of a non-U.S. Obligor, any other Tax certificate or documentation Purchaser may provide to minimize any withholding, transfer or other Taxes that may otherwise apply in a specific country.

(c)	Without diminishing the Seller’s responsibility for the Administrative and Collection Functions, the Seller hereby appoints the Purchaser as the true and lawful attorney-in-fact of the Seller, with full power of substitution, and hereby authorizes and empowers the Purchaser in the name and on behalf of the Seller, to take such actions, and execute and deliver such instruments and documents, as the Purchaser deems proper in order to make collection of and otherwise realize the benefits of any Purchased Receivable. The Purchaser shall have the right to bring suit, in the Purchaser’s or the Seller’s name, and generally have all other rights of an owner and holder respecting any Purchased Receivable, including the right to exercise any and all of its other rights and remedies hereunder, under Applicable Law or in equity to collect any Purchased Receivable directly from the applicable Obligor. Notwithstanding the foregoing, prior to the delivery of a Triggering Event Notice, consistent with Applicable Law, the Seller will conduct all collection activity with respect to Purchased Receivables in the name of the Purchaser, as the Purchaser’s agent, pursuant to Purchaser’s instructions (as applicable) and the provisions of this Agreement. Before delivery of a Triggering Event Notice, all expenses in connection with such collection and routine enforcement activity (excluding litigation expenses) incurred by Seller in the ordinary course of performance of the Administrative and Collection Functions shall be borne by Seller. Both before and after the delivery of a Triggering Event Notice all litigation expenses incurred in connection with the enforcement and collection of any Purchased Receivables against the Obligor (including the filing of any proof of claim or other actions in connection with an Insolvency Event of the related Obligor) shall be borne by the Purchaser; provided that the second succeeding sentence is being satisfied by the Seller. After the delivery of a Triggering Event Notice, all other expenses in connection with such enforcement and collection activity incurred by Purchaser shall be borne by Purchaser; provided that the succeeding sentence is being satisfied by the Seller. At any time, and from time to time, after the delivery of a Triggering Event Notice, the Seller shall, at the Seller’s sole cost and expense, provide to the Purchaser any document or other information reasonably necessary to assist the Purchaser in enforcing or collecting the Purchased Receivables and the Seller shall use reasonable efforts to continue to assist the Purchaser with any such activities; provided that that Seller shall not be required to provide any information which would reasonably be expected by the Seller to result in the loss of attorney-client privilege or violate any contractual confidentiality obligations; provided further that Seller shall use reasonable efforts to eliminate or amend any such contractual confidentiality obligations to enable it to provide such information. The Purchase Price for each Purchased Receivable has been calculated to reflect that Seller will continue to perform the Administrative and Collection Functions (including those with respect to Section 2.5 hereof) with respect to such Purchased Receivables to the extent provided in this Agreement.

(d)	If, and to the extent, Data Protection Legislation applies to personal data processed by either party in connection with this Section 2.4 above, the following will apply and prevail over any conflicting terms in this Agreement:

(i) Each party shall process personal data in compliance with the applicable Data Protection Legislation as independent controllers;

(ii) Where a party (“first Party”) provides personal data to another Party (“second Party”), the first Party shall provide all notices to and obtain all consents from data subjects to enable the use and disclosure of such personal data by the first Party and the second Party in accordance with their obligations under applicable Data Protection Legislation for the purposes contemplated under this Section 2.4; and

(iii) Each party shall, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons, implement and maintain appropriate technical and organizational measures as required by applicable Data Protection Legislation to ensure a level of security for the personal data it processes in accordance with this Section 2.4 appropriate to the risk. In assessing the appropriate level of security each party shall take account of the risks that are presented by processing, in particular from accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to personal data transmitted, stored or otherwise processed.

Where a party is subject to a request, complaint, assessment, enquiry, notice or investigation by a data subject or an authority that relates to the personal data being processed under this Agreement by the other party, the other party will cooperate with the party (to the extent permitted by Applicable Law) that is subject to the request, complaint, assessment, enquiry, notice or investigation. Only for the purposes of this clause (d), “personal data”, “processing”, “data subject” and “controller” shall have the same meaning as in the GDPR.

(e)	Purchaser may at any time establish bank accounts for any supported country and currency where payments can be received from Remarketers or other Obligors and in connection therewith Purchaser shall, to the extent permitted under Applicable Law (and subject to any applicable confidentiality and data privacy obligations under Applicable Law or contract), (i) provide banking information to Seller so that Seller can set up IRFS to reflect such accounts and (ii) provide access to Seller to such relevant bank accounts so that Seller can perform cash applications in IRFS, processing of checks and other items and banking reconciliations; provided that Purchaser shall use reasonable efforts to eliminate or amend any such contractual confidentiality and data privacy obligations to enable it to provide the foregoing.

(f)	Seller shall reasonably cooperate with Purchaser’s investigation and analysis of “know your customer” and anti-money laundering matters, including the provision of any information reasonably requested by Purchaser in connection with such matters.

(g)	IBM and its Affiliates hereby acknowledge and agree that Purchaser is not a lender of record in relation to any Remarketer Loan Agreement and the Purchaser shall, pursuant to the terms of this Agreement, acquire all rights arising under relevant Remarketer Loan Agreements, but shall not under any circumstances, assume any obligations, liabilities or duties (including any commitments) arising thereunder.

2.5	Credit Insurance Requirements. During the term of this Agreement, IBM shall:

(a)	(i) add Purchaser, effective on or before the Closing Date, to each Eligible Credit Insurance Policy as an additional insured and loss payee or other reasonably similar equivalent designation acceptable to the Purchaser, as agreed by the parties prior to the purchase of any Designated Receivables hereunder and (ii) as Purchaser requests, cause additional participants and assignees to be added to such Eligible Credit Insurance Policy as additional insured and loss payees or other reasonably similar equivalent designation acceptable to such participants or assignees in the event that the transactions herein are syndicated to such participants and assignees;

(b)	(i) cause to be in place at all times and maintain in effect (including by paying all premiums when required thereunder), in accordance with this Agreement and the Administrative and Collection Functions, at its sole cost and expense, Eligible Credit Insurance Policies insuring amounts owing in respect of Purchased Receivables (including the face amount thereof and any applicable Indirect Taxes included in the related invoice with respect thereto) subject to the terms, conditions and limitations of the applicable policy, including any deductible or risk retention provision, (ii) negotiate extensions thereof on terms reasonably recommended by Purchaser, or, failing the ability to negotiate such terms recommended by Purchaser, on terms substantially similar to such existing Eligible Credit Insurance Policies, and (iii) use reasonable efforts to ensure that such policies continue to be Eligible Credit Insurance Policies at all times during the term of the Facility and in no event terminate until four (4) months after the due date of the latest maturing Purchased Receivable hereunder;

(c)	perform its duties and obligations, or cause such duties and obligations to be performed, in accordance with the provisions of, and comply with, the Eligible Credit Insurance Policies in effect from time to time (and during any negotiated extensions thereof) including to cause at all times the Purchased Receivables to be qualified for, and not be excluded from, coverage under any Credit Insurance Policies purported to cover such Purchased Receivables and, if requested by the Purchaser, assist Purchaser in doing so (to the extent authorized by the Eligible Credit Insurance Policies), including the giving or receiving of notice or providing the requisite proof of claims;

(d)	not amend or otherwise modify or waive any of the terms of the Eligible Credit Insurance Policies in any respect without Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed;

(e)	deliver from time to time any documents or other information reasonably requested by Purchaser with respect to or in connection with the Eligible Credit Insurance Policies, including for the Purchaser to be able to exercise its rights thereunder; and

(f)	promptly notify Purchaser of any changes in the terms of the Eligible Credit Insurance Policies. For the avoidance of doubt, IBM will allocate payments arising from the Eligible Credit Insurance Policies and from any other Credit Insurance Policy or similar arrangement covering the Purchased Receivables or Obligors in proportion to the exposure of beneficiaries of the applicable policy, as described in Exhibit A, so that at all times the required coverage of the Purchased Receivables as described herein is available to the Purchaser for all the Purchased Receivables without deduction or set-off.

2.6	Conditions Precedent to Each Purchase. Purchaser’s obligation to effect any purchase of Receivables hereunder from a Seller shall be subject to the following conditions precedent:

(a)	the related Specification submitted by a Seller shall be correct and complete in all respects;

(b)	all Sellers are in compliance in all material respects with their obligations under this Agreement and the other Transaction Documents and with Applicable Law, and no Purchaser Termination Event exists or will occur after giving effect to such purchase;

(c)	such purchase (i) will not violate Applicable Law, including the Foreign Corrupt Practices Act, OFAC rules and regulations, or other applicable Anti-Money Laundering Laws and (ii) is not subject to any form of applicable injunctive relief;

(d)	the representations and warranties of all Sellers in Section 6.1(a) shall be true and correct in all respects immediately prior to, and after giving effect to, such purchase;

(e)	no Material Adverse Change shall have occurred;

(f)	the Purchase Termination Date shall not have occurred;

(g)	each Designated Receivable to be purchased is an Eligible Receivable;

(h)	each Supplier Agreement related to any Designated Receivable is an Eligible Supplier Agreement, and each Remarketer Agreement related to any Designated Receivable is an Eligible Remarketer Agreement;

(i)	after taking such purchase and sale into account, in no event would (A) the Outstanding Remarketer Balance for any Remarketer exceed the Remarketer Purchase Limit for such Remarketer; (B) the Outstanding Aggregate Balance exceed the Facility Limit; (C) the Top Obligor Limit be violated; (D) the aggregate outstanding balance of Purchased Receivables owing by Obligors other than any of the Specified Obligors or any of their respective Affiliates exceed $1,200,000,000; or (E) only with respect to any such purchase of Receivables arising under the Remarketing Loan Agreement, the Remarketing Loan Agreement Purchase Limit be exceeded; and

(j)	such financing statements, notices or other actions as necessary to vest Purchaser with full title to such Purchased Receivables shall have been filed or taken in each applicable jurisdiction.

2.7	Syndication. Certain matters with respect to sales of participations by the Purchaser are addressed in the Fee Letter.

3.	Pricing & Charges.

(a)	The Purchase Price for any Designated Receivable shall be calculated in the same Eligible Funding Currency as such Designated Receivable.

(b)	All charges referred to in any Transaction Document are expressed as exclusive of all applicable Indirect Taxes. If any Indirect Taxes are chargeable by or payable to a relevant tax authority or otherwise incurred by Seller or any of its Affiliates in relation to any supplies made by Seller or any of its Affiliates to Purchaser under or in connection with any Transaction Document, including the provisioning and fulfillment of such supplies, Purchaser shall bear such Indirect Taxes and (i) the applicable Indirect Taxes shall be added to any charges payable by Purchaser to the Seller or any of its Affiliates in consideration for the relevant supply; (ii) Seller or the relevant Affiliate shall issue an invoice or other billing documentation to Purchaser that complies with Applicable Laws; and (iii) Purchaser shall pay or reimburse, as applicable, the amounts of such Indirect Taxes to Seller or the relevant Affiliate on or before the due date for satisfaction of such invoice or other billing documentation. The parties shall cooperate in accordance with Applicable Laws to minimize Indirect Taxes.

(c)	If Seller or its Affiliates are entitled to reimbursement of any costs or expenses hereunder, such reimbursement shall be for the full amount of those costs or expenses, including such part as represents Indirect Taxes save to the extent that the Seller or its Affiliates reasonably determines that one or more of them is entitled to credit or repayment in respect of such Indirect Tax from a relevant tax authority.

(d)	To the extent that Seller and Purchaser agree, acting reasonably, that no Indirect Taxes are payable by Seller or its Affiliates in relation to any supplies made by Seller or any of its Affiliates to Purchaser under or in connection with any Transaction Document and that results from an exemption relating to the Purchaser’s status, location or any other matter which the Purchaser can reasonably be expected to evidence to the Seller, Purchaser agrees to provide Seller with all necessary exemption certificates or other documentation, to the extent applicable, to evidence the non-charging of Indirect Taxes and to promptly update any such exemption certificate or documentation previously delivered pursuant to this Section 3 in the event that such certificate or documentation becomes obsolete or inaccurate in any material respect. Unless it determines, acting reasonably, that the relevant exemption has ceased to apply, Seller shall arrange for Indirect Taxes not to be charged to Purchaser under Section 3(b) above in these circumstances.

4.	Responsibility of Seller; Administrative and Collection Functions.

4.1	General. (a) Unless and until a Triggering Event Notice is delivered pursuant to Section 4.3 hereof, Seller shall, or shall cause one or more of its Affiliates to, continue to perform the administrative and collection functions in respect of Purchased Receivables described in Sections 2.4(a) and (c) hereof, Section 2.5 hereof and in Exhibit A hereof (such functions so described, the “Administrative and Collection Functions”), all in accordance with the standards set forth in the second paragraph of Exhibit A hereof.

4.2	Mutual Responsibilities. Both Seller and Purchaser agree that pursuant to this Agreement:

(a)	neither party grants the other the right to use its trademarks, trade names, or other designations in any promotion or publication without prior written consent;

(b)	each of Seller and Purchaser is an independent contractor, and each is responsible for the supervision, direction and control of its respective personnel and subcontractors; and

(c)	neither Seller nor Purchaser may represent or act on behalf of the other, except as otherwise provided herein or agreed to in writing.

4.3	Triggering Event Notice. Upon, or at any time after (subject to the following sentence), the earliest to occur of (a) an Insolvency Event with respect to the Seller, (b) the long-term unsecured indebtedness credit rating of IBM is withdrawn or is lower than BBB- or Baa3, as applicable, by either S&P or Moody’s, or (c) any material breach by the Seller of its obligations under this Section 4 that remains unremedied for five (5) Business Days in the case of Section 2.4(a)(ii) or fifteen (15) Business Days in any other case after the Seller has knowledge thereof or has received notice thereof in writing from Purchaser to the Seller, Purchaser may, in its sole discretion, but shall not be obligated to, remove all of the Sellers from, and take over and perform, or appoint a third-party to take over and perform, the Administrative and Collection Functions by notice in writing to the Seller (such notice, a “Triggering Event Notice”). To be effective, a Triggering Event Notice must specify the underlying cause of the notice and such underlying cause must be continuing as of the date that the Triggering Event Notice is delivered to Seller. In the event a Triggering Event Notice is delivered to Seller, the Seller shall cooperate with the Purchaser (at the Seller’s expense) in taking any reasonable actions requested by the Purchaser in administering and enforcing the Purchased Receivables and collecting all amounts owed by the applicable Obligor with respect to each Purchased Receivable and in transferring all Administrative and Collection Functions to the Purchaser, including (subject to its confidentiality and data privacy obligations under Applicable Law or contract) turning over all applicable books and records and providing necessary access to, or exports from, Seller Systems; provided that Seller shall use reasonable efforts to eliminate or amend any such contractual confidentiality and data privacy obligations to enable it to comply with the foregoing.

5.	Participation Agreements. The parties’ respective Affiliates will acknowledge acceptance of the terms and conditions set forth in this Agreement by entering into participation agreements (each, a “Participation Agreement”) (substantially in the form of the template annexed hereto as Exhibit B) that incorporate the terms and conditions of this Agreement and any relevant Transaction Document by reference and without modification. Such Participation Agreements may also contain, to the extent agreed by IBM and the Purchaser, (a) any changes that are appropriate in view of Applicable Law in such countries (including to perfect the sales hereunder therein or with respect to Obligors in such countries or for the Purchaser to enforce its rights against applicable Obligors therein) and (b) changes to terms that are reasonably required to allow the parties to perform their obligations, and secure their rights, under this Agreement in such countries. Each of the Participation Agreements may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement. Schedule 2 hereto sets forth certain information with respect to IBM and shall be updated by IBM by notice to the Purchaser upon the entry into any Participation Agreement to reflect any Seller added thereby.

6.	Representations and Warranties.

6.1	On each Purchase Date in connection with the sale of a Designated Receivable on such date (and, with respect to Sections 6.1 (c), (d), (e), (f), (g), (h) and (i) only, also on the date of this Agreement), the Seller represents and warrants to the Purchaser as follows:

(a)	Designated Receivable. As of the applicable Purchase Date, each Designated Receivable to be purchased on such Purchase Date:

(i)	(I) represents all or part of (A) the sales price of goods or services invoiced to a Remarketer by a Supplier or (B) a loan or advance made by Seller to a Remarketer under a Remarketer Loan Agreement (and related Supplier Fee Agreements) to enable payment of such a sales price, which goods or services in either case of (A) or (B) were sold by a Supplier to such Remarketer in the ordinary course of such Supplier’s business; and (II), in the case of any of the foregoing, is originated under and transferred, if applicable, to the Seller in accordance with the Master Commercial Financing Services Agreement and was either originated directly by the Seller, in the case of a Remarketer Loan Agreement, or acquired directly by the Seller from the related Supplier, in the case of a Receivable arising under a Supplier Factoring Agreement;

(ii)	is a Receivable for which the payment obligation is unconditional in all respects and Seller has not received any notice, nor does Seller have actual knowledge, that the applicable Obligor has asserted or intends to assert any claim, set-off, defense or counterclaim with respect to such receivable;

(iii)	(i) constitutes an “account” or a “payment intangible”, (ii) is not evidenced by “instruments” or “chattel paper” and is not a “license” or other executory contract and (iii) does not constitute, or arise from the sale of, “as-extracted collateral”, in each case, as defined in the UCC;

(iv)	is free and clear of any Adverse Claim, and, on such Purchase Date, the Purchaser shall acquire a valid ownership interest in such Designated Receivable, free and clear of any Adverse Claim;

(v)	is a Receivable that is, in accordance with this Agreement and the Administrative and Collection Functions, subject to an Eligible Credit Insurance Policy insuring amounts owing in respect of such Receivable (including the face amount thereof and any applicable Indirect Taxes included in the related invoice with respect thereto) for the term of such Receivable subject to the terms, conditions and limitations of the applicable policy, including any deductible or risk retention provision;

(vi)	is qualified for, and not excluded from, coverage under any Credit Insurance Policies purported to cover such Receivable;

(vii)	arises under a Contract that does not require the applicable Obligor to consent to the transfer, sale or assignment of the Receivables arising under such Contract (except to the extent such consent is obtained or waived prior to the applicable Purchase Date);

(viii)	is not subject to any Dilution except as reflected in clause (a) of the calculation of the Purchase Price thereof prior to the applicable Purchase Date;

(ix)	which arises under a Contract that, together with such Receivable, complies with Applicable Law in all material respects and was originated in accordance with Applicable Law in all material respects, and is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Obligor enforceable against such Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting or relating to the enforcement of creditors’ rights generally, and subject to general principles of equity;

(x)	is not subject to any Dispute;

(xi)	is assignable under the Contract and Applicable Law by the Seller to the Purchaser hereunder;

(xii)	arises under a Contract that contains an obligation to pay a specified sum of money equal to the face amount of such Receivable on a set due date, which is not more than 180 days from the original invoice date thereof;

(xiii)	together with the Contract related thereto, does not contravene any agreement of the Seller in any material respect;

(xiv)	is not a Receivable (A) as to which any payment, or part thereof, has not been made on or after the original due date for such payment if such due date has already occurred, (B) as to which an Insolvency Event has occurred with respect to the applicable Obligor, (C) which has been identified by the Seller as uncollectible, or (D) which has been cancelled by Seller;

(xv)	is not past due (in accordance with the terms of the original Contract and invoice);

(xvi)	is a Receivable (A) the purchase of which is such that, after giving effect to the sale thereof on such Purchase Date, the Outstanding Aggregate Balance of all receivables owing by Remarketers that have their principal places of business in such a Permitted Jurisdiction did not exceed the Jurisdiction Limit for such Permitted Jurisdiction for more than thirty (30) days at the time of such purchase and (B) as to which none of the related Supplier, Remarketer, Obligor and Seller has its principal place of business in any of the Restricted Jurisdictions;

(xvii)	is a Receivable with respect to which no outstanding obligation of IBM to repurchase any Receivables of the applicable Obligor under Section 9 of this Agreement exists on such Purchase Date with respect to any Designated Receivables of such Obligor previously purchased hereunder (unless a repurchase by Seller of such Purchased Receivables is being effectuated in accordance with this Agreement simultaneously with the purchase of such Receivable);

(xviii)	does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, does not relate to payments of interest and has not been invoiced more than once;

(xix)	is denominated in any of the Eligible Funding Currencies;

(xx)	is owing by an Obligor as to which no other Receivable is then outstanding more than 90 days past its due date (as established at original invoicing or extended date), except as determined appropriate in Seller’s reasonable discretion in connection with the Administrative and Collection Functions; provided that (A) the representations set forth in the foregoing clause (v) with respect to such past due Receivables are true and correct and (B) such past due Receivables are subject to a Dispute or an administrative error;

(xxi)	is not a Receivable with respect to which the applicable Obligor is a private individual or an Affiliate of the Seller;

(xxii)	is a Receivable such that after giving effect to the sale thereof on such Purchase Date (A) the Outstanding Remarketer Balance for any Remarketer did not exceed the Remarketer Purchase Limit for such Remarketer; (B) the Outstanding Top Obligor Balance for any Top Obligor did not exceed the Top Obligor Limit; (C) the aggregate outstanding balance of Purchased Receivables owing by Obligors other than any of the Specified Obligors or any of their respective Affiliates would not exceed $1,200,000,000, (D) the Outstanding Aggregate Balance did not exceed the Facility Limit; and (E) the Remarketing Loan Agreement Purchase Limit was not exceeded;

(xxiii)	if the Obligor of such Designated Receivable is a Specified Obligor or an Affiliate thereof, it is either the direct payment obligation of such Specified Obligor or covered by an Accepted Parent Guaranty; and

(xxiv)	is owned, legally and beneficially, solely by Seller.

(b)	Compliance. The Seller is not in default of any of its obligations under this Agreement or any other Transaction Document in any material respect or in other respect that could cause a Material Adverse Change or have a material adverse effect on the Purchaser or its rights hereunder or under any other Transaction Document or on any Purchased Receivable.

(c)	Insolvency Event. No Insolvency Event has occurred with respect to the Seller and the Seller is solvent.

(d)	Organizational Existence and Power. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing and has and holds all power and all governmental authorizations and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to hold such authorization or approvals would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(e)	Power and Authority; Due Authorization for Execution and Delivery. The execution and delivery by the Seller of the Transaction Documents and the performance of its obligations thereunder have been duly authorized by all necessary action on its part and have been duly executed and delivered by the Seller.

(f)	No Conflict. The execution and delivery by the Seller of the Transaction Documents, and the performance of its obligations thereunder, do not (x) contravene or violate (i) its organizational documents, (ii) any Applicable Law, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and (y) result in the creation or imposition of any Adverse Claim on the Designated Receivables, except in the case of clauses (x)(ii), (iii) and (iv) where such contravention or violation would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(g)	Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Seller of the Transaction Documents and the performance of its obligations thereunder.

(h)	Actions, Suits. There are no actions, suits or proceedings pending, or to the Seller’s knowledge, threatened, against the Seller or any of its properties, in or before any court, arbitrator or other body, that would reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby. Seller is not in default with respect to any order of any court, arbitrator or governmental body, except where such default would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(i)	Binding Effect. The Transaction Documents constitute the legal, valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(j)	Other Information. As of the applicable Purchase Date, the related Specification, all other data, materials and information provided by the Seller to the Purchaser with respect to each Designated Receivable, each relevant Obligor and each relevant Contract is true and correct in all material respects.

(k)	Existing Financing Statements. No financing statement on file on the date of this representation, or similar filing in other jurisdictions on file on the date of this representation, showing Seller as debtor or seller, relates to or perfects any Adverse Claim that is valid and effective as of the date of this representation with respect to any of the Purchased Receivables.

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 6.1 ARE SELLER’S AND ITS AFFILIATES’ EXCLUSIVE REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND REPLACE ANY OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.2	On the date of this Agreement and each Purchase Date in connection with the purchase of a Designated Receivable on such date, the Purchaser represents and warrants to the Seller as follows:

(a)	Organizational Existence and Power. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to do business and is in good standing and has and holds all power and all governmental authorizations and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to hold such authorization or approvals would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(b)	Power and Authority; Due Authorization for Execution and Delivery. The execution and delivery by the Purchaser of the Transaction Documents and the performance of its obligations thereunder have been duly authorized by all necessary action on its part and have been duly executed and delivered by the Purchaser.

(c)	No Conflict. The execution and delivery by the Purchaser of the Transaction Documents, and the performance of its obligations thereunder, do not contravene or violate (i) its organizational documents, (ii) any Applicable Law, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on any Purchased Receivable, except in the case of clauses (ii), (iii) and (iv) where such contravention or violation would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(d)	Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Purchaser of the Transaction Documents and the performance of its obligations thereunder.

(e)	Actions, Suits. There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened, against the Purchaser or any of its properties, in or before any court, arbitrator or other body, that would reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby. The Purchaser is not in default with respect to any order of any court, arbitrator or governmental body, except where such default would not reasonably be expected to have a material adverse effect on the Transaction Documents and the transactions contemplated thereby.

(f)	Binding Effect. The Transaction Documents constitute the legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 6.2 AND SECTION 9.2 (IF APPLICABLE) ARE PURCHASER’S AND ITS AFFILIATES’ EXCLUSIVE REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND REPLACE ANY OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.	Nature of Transaction; No Recourse; Intent to Effect True Sale.

(a)	It is the express intent of the parties to this Agreement that the assignment and conveyance of the Purchased Receivables pursuant to this Agreement be construed as an absolute and irrevocable true sale of the Purchased Receivables by the Seller to the Purchaser and not a grant of a security interest in any Purchased Receivables by the Seller to the Purchaser to secure a debt or other obligation. Except to the extent expressly provided in Sections 9.1 and 12 or with respect to breach of any of its representations, warranties or covenants hereunder or any other Transaction Document, each sale and assignment of Purchased Receivables by a Seller shall be made without recourse to such Seller, and such Seller will have no liability to the relevant Purchaser for the Obligor's failure to pay any Purchased Receivable when it is due and payable under the terms applicable thereto as a result of any Purchased Receivable being uncollectable on account of a Credit Risk Event. As of the applicable Purchase Date for each Purchased Receivable, the Seller shall reflect in the Seller’s internal records that the Purchased Receivable has been sold and assigned to the Purchaser in accordance with the terms hereof. The Seller hereby authorizes the Purchaser to file such financing statements, notices or other documents with respect to the Purchased Receivables in connection with this Agreement in such jurisdictions as the Purchaser shall determine are necessary or desirable for the purpose of evidencing the interests of the Purchaser in, or realizing the benefits of, any Purchased Receivable.

(b)	Solely in the event that, contrary to the mutual intent of the parties, a court of competent jurisdiction determines that the transactions contemplated hereby constitute a loan rather than a purchase and sale, (i) the Seller shall, effective as of the date hereof, be deemed to have granted to the Purchaser (and the Seller does hereby grant to the Purchaser) a security interest in and to any and all present and future Purchased Receivables and the proceeds thereof, collectively, to secure all of the obligations of the Seller under this Agreement and the other Transaction Documents, including all amounts due or to become due hereunder or thereunder from the Seller, including but not limited to the amount of all Purchased Receivables; (ii) such loan shall be deemed to have been made without recourse for repayment to Seller, and Seller shall have no liability to the Purchaser for the repayment of such loan, except to the extent explicitly described in this Agreement; and (iii) this Agreement shall be deemed to be a security agreement. The grant of this security interest is solely a supplemental protection to the Purchaser and is not meant to negate or affect in any way the intended sale of the Purchased Receivables by the Seller to the Purchaser. The parties acknowledge and agree that under the UCC the term “security interest” includes any interest of a buyer of accounts or payment intangibles such as the Purchased Receivables and that the term “security agreement” means “an agreement that creates or provides for a security interest”.

8.	Covenants.

8.1	Seller Affirmative Covenants. So long as any Purchased Receivable remains outstanding, the Sellers shall:

(a)	take all required action to vest full title to the Purchased Receivables and the proceeds thereof purchased hereunder in the Purchaser, free and clear of any Adverse Claim, and defend the right, title and interest of the Purchaser in any of the foregoing property, against all claims of third parties claiming through or under the Seller, and upon the written request of the Purchaser, the Seller, at its sole expense, shall promptly and duly execute and deliver all such further instruments and documents and take such further action as the Purchaser may reasonably request for the purpose of obtaining the full benefits of this Agreement, the Eligible Credit Insurance Policies and the Purchased Receivables and of the rights and powers herein and therein granted;

(b)	hold the Purchaser harmless from Taxes imposed upon and payable by the Seller (other than Indirect Taxes described in Section 3(b)), with such indemnity to extend to any loss, damage or expense incurred by the Purchaser as a result of Tax liens for Taxes payable by the Seller or any other Adverse Claim being placed on Purchased Receivables;

(c)	notify the Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto: (i) the occurrence of any Insolvency Event with respect to the Seller or an Obligor, or (ii) the occurrence of any Dispute or Dilution;

(d)	notify the Purchaser in writing in case of a Change of Control of any Seller;

(e)	if the Obligor of any Purchased Receivable is a Specified Obligor or an Affiliate thereof, ensure that (i) each such Purchased Receivable remains either the direct payment obligation of such Specified Obligor, or (ii) the related Accepted Parent Guaranty remains in full force and effect;

(f)	upon Purchaser’s reasonable request, from time to time, Seller shall promptly, and in any event within fifteen (15) Business Days, provide the Purchaser with true and correct copies (which may be in either physical or electronic format) of (i) any invoice or purchase order and all billings and statements directed to an Obligor or otherwise related to any Purchased Receivable, (ii) any Supplier Agreement, Remarketer Agreement or Credit Insurance Policy, (iii) solely with respect to the Specified Obligors, the most recently available quarterly and annual audited financial statements of such entities (to the extent not publicly available) after the Seller receives such financial statements, and (iv) solely with respect to the top twenty (20) Obligors (measured by outstanding balances of the related Purchased Receivables held by Purchaser thereof at such time), other than the Specified Obligors, the most recently available quarterly and annual audited financial statements of such Obligors (to the extent not publicly available) after the Seller receives such financial statements; provided Seller shall have no obligation to provide any documentation or information that would violate any of its obligations of confidentiality under Applicable Law or contract; provided that Seller shall use reasonable efforts to eliminate or amend any such contractual obligations to enable it to provide such documentation and information contemplated by this Section 8.1(f); and

(g)	comply in all material respect with Applicable Laws in connection with its performance of this Agreement and the other Transaction Documents.

8.2	Seller Negative Covenants. So long as any Purchased Receivable remains outstanding, the Seller shall not:

(a)	(i) extend, amend or otherwise modify any of the terms of any Purchased Receivable in any material respect or make any material forbearances or waivers with respect thereto, including with respect to the maturity or due date thereof, (ii) grant any Dilution with respect to such Purchased Receivable (unless a payment is made to the Purchaser for such Dilution in accordance with this Agreement) or (iii) cancel, rescind, amend, waive or otherwise modify or change any Contract related to such Purchased Receivable in any manner relevant to the eligibility of such Purchased Receivable for purchase hereunder or that would adversely affect the value, validity, enforceability or collectability of the related Purchased Receivable, in each case, without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, notwithstanding the foregoing, with written notice (which may be given pursuant to a Specification delivered in accordance with Section 2.2) by the Seller to the Purchaser and payment of the related Extension Consent Fee by the Seller to the Purchaser on the first Payment Reconciliation Date in the first month following the date of such extension, the Seller may extend the term of any Purchased Receivable so long as such Purchased Receivables as so extended is still covered by the applicable Eligible Credit Insurance Policy in accordance with this Agreement;

(b)	amend or otherwise modify the terms of any Eligible Credit Insurance Policy without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed;

(c)	sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon or with respect to, any Purchased Receivable or the proceeds thereof or any Contract under which any Purchased Receivable arises, or assign any right to receive income with respect thereto, except for the interest of the Purchaser; and

(d)	change its name, identity, form of organization or jurisdiction of organization unless it shall have (i) given the Purchaser at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Purchaser all financing statements, notices, instruments and other documents reasonably requested by the Purchaser in connection with such change or relocation.

8.3	Non-Solicit; No Hire. During the period commencing on the date hereof and ending on the twelve-month anniversary of the termination of this Agreement in accordance with its terms, Purchaser shall not, directly or indirectly, solicit for employment or hire (as an employee, consultant or otherwise) any employee of Seller with whom Purchaser had contact in connection with the transactions contemplated hereby (in each case, so long as such person is employed by Seller and for a period of twelve months thereafter); provided, that such hire restriction shall only apply to the extent necessary to enable Seller to fully perform under this Agreement; provided further that if any such person responds to any general public advertisement placed or general solicitation undertaken by Purchaser, such advertisement or general solicitation shall not itself constitute a breach by Purchaser of this Section 8.3.

8.4	Tax Certificates. Seller and Purchaser agree to (a) provide, and to cause their respective Affiliates to provide, promptly upon request after the date hereof, a duly completed and executed IRS Form W-9, W-8BEN-E or W-8ECI (as applicable) for Seller or Purchaser or their respective Affiliates and, subject to Applicable Law, such other Tax certificates reasonably necessary for payments to be made under this Agreement without or at a reduced rate of withholding Tax (so long as the completion, execution or delivery of such certificate would not materially prejudice the legal or commercial position of the party otherwise required to provide the certificate), and (b) in the event that such forms or certificates previously delivered become obsolete or inaccurate in any respect, promptly update such forms or certificates or promptly notify the other party in writing of its legal inability to do so.

8.5	No Partnership for Tax Purposes. The parties hereto acknowledge and agree that for all Tax and all other purposes, (a) nothing in the Transaction Documents creates or is intended to create a partnership, joint venture, agency or other relationship between Seller and Purchaser, except for the contractual relationship established thereby, and (b) the parties hereto shall (and shall cause each of their respective Affiliates to) treat and report all transactions and payments in respect of the Transaction Documents in a manner that is consistent with the foregoing.

8.6	Purchaser Affirmative Covenant. Purchaser shall:

(a)	cooperate with the Seller in the Seller’s satisfaction of the condition in Section 2.6(j) prior to each relevant purchase of Receivables hereunder; and

(b)	comply in all material respect with Applicable Laws in connection with its performance of this Agreement and the other Transaction Documents.

9.	Repurchase; Dilution.

9.1	If:

(a)	any representations or warranty made or deemed made by the Seller with respect to any Purchased Receivable is not true on any date as of which it is made or deemed made;

(b)	any Dispute or Adverse Claim shall have occurred or otherwise exist with respect to a Purchased Receivable and, only in the event of a Dispute, such Dispute has not been fully resolved by the date that is seventy-five (75) days from the original due date of such Purchased Receivable;

(c)	any Seller does not provide the Purchaser with the documentation and information described in Section 8.1(f) when required to do so pursuant to this Agreement and such failure remains unremedied fifteen (15) Business Days after Seller’s knowledge thereof or the Seller receives notice thereof in writing from Purchaser;

(d)	any Purchased Receivable was not an Eligible Receivable on its Purchase Date; or

(e)	the Supplier Agreement or Remarketer Agreement with respect to any Purchased Receivable was not an Eligible Supplier Agreement or Eligible Remarketer Agreement, as applicable, on its Purchase Date (each of clauses (a) through (e) above, a “Repurchase Event”);

then, in each case, the Purchaser may, in its sole discretion, require the Seller to repurchase such Purchased Receivable by notice in writing to Seller; provided, without limiting the Seller’s rights under Section 12, if Purchaser does so exercise such right and Seller fully complies with its obligations in relation thereto, Purchaser shall have no other remedies under the Transaction Documents arising solely from, or relating solely to, such Repurchase Event. Within three (3) Business Days of its receipt of such notice, the Seller shall repurchase such Purchased Receivable by paying to the Purchaser in immediately available funds an amount equal to: (A) if and to the extent Purchaser remitted the Purchase Price of such Purchased Receivable to, or as directed by, the relevant Seller, the face amount of such Purchased Receivable described in the applicable Specification (net of any Dilution that was applied to such Purchased Receivable on or prior to the Purchase Date therefor), net of (B) all payments, receipts or recoveries actually received by Purchaser with respect to a reduction of the face amount of such Purchased Receivable.

In the event that any Purchased Receivable is the subject of any Dilution, the Seller shall pay to the Purchaser the amount that the outstanding balance of such Purchased Receivable was reduced by such Dilution. Such payment shall be made by the Seller to the Purchaser on the next applicable Payment Reconciliation Date.

Notwithstanding anything to the contrary in this Section 9.1, no amount shall be payable by the Seller to the Purchaser pursuant to this Section 9.1 with respect to any Purchased Receivable that is not paid in full on its maturity or due date to the extent such failure to pay results from (i) an Insolvency Event of the applicable Obligor or (ii)  the lack of creditworthiness or other financial default or inability of such Obligor to pay such Purchased Receivable (each of clauses (i) and (ii), a “Credit Risk Event”).

9.2	Upon the occurrence of any repurchase as provided in this Section 9 (including the receipt of the applicable repurchase price by the Purchaser in accordance with Section 9.1), the Purchaser shall automatically and without any further action be deemed to transfer, assign, set over and otherwise release and convey to Seller, without recourse, representation or warranty (other than that the applicable Purchased Receivables are free and clear of any Adverse Claim created by or through the Purchaser), all the right, title and interest of Purchaser in and to the applicable Purchased Receivables. On receipt of the applicable repurchase price, the Purchaser shall upon request (at the cost and expense of the Seller) execute such documents as may be necessary (and requested by the Seller) to re-assign, without recourse, representation or warranty except as provided above, and at no further cost to the Purchaser, the applicable Purchased Receivable to the Seller.

10.	Payments.

10.1	Any amount payable by any party hereunder that remains unpaid for any reason after the date that such amount is due shall bear interest during the period from (and including) the first day after the due date thereof to (but not including) the date payment is received at a rate per annum equal to the sum of (i) LIBOR, plus (ii) 2.00% per annum, computed on the basis of a 360-day year, and for actual days elapsed, which amounts shall be payable on demand and, if no prior demand is made, on the last Business Day of each calendar month.

10.2	All amounts payable pursuant to or in connection with any Transaction Document shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by Applicable Law, provided that, at the request of the paying party, the recipient party shall take reasonable steps to avoid or reduce the need for any such deduction or withholding. If any Taxes are required by Applicable Law to be deducted or withheld from any such payment, then: (A) in the case where a Seller is required to deduct or withhold such Taxes, (1) the applicable Seller shall timely pay such Taxes to the applicable taxing authority and (2) only upon reasonable and justified request from Purchaser, Seller shall send copy of the receipt evidencing such Tax payment, within 30 days of such request; (B) in the case where Purchaser is required to deduct or withhold such Taxes, (1) Purchaser shall timely pay such Taxes to the applicable taxing authority and (2) Purchaser shall send copy of the receipt evidencing such Tax payment, within 30 days of the payment date, to and as directed by the Seller; and (C) in either case (A) or in the case where an Obligor makes a payment to the Seller and is required to deduct such Taxes, the Seller shall pay additional amounts to Purchaser such that, after the required deductions or withholdings have been made, the Purchaser shall receive an aggregate net sum equal to the sum it would have received had no deduction or withholding been made. No additional amounts shall be payable pursuant to this Section 10.2 in respect of Taxes that are (i) imposed upon Purchaser with respect to its net income under the laws of the jurisdiction in which Purchaser is organized or in which Purchaser or Seller operates, (ii) attributable to Purchaser’s failure to comply with Section 8.4 or (iii) Italian withholding Taxes (any such Taxes described in the foregoing clauses (i), (ii) or (iii), “Excluded Taxes”). Seller shall pay and indemnify and hold Purchaser harmless from and against, any Taxes imposed with respect to the transactions contemplated by the Transaction Documents (other than Excluded Taxes and Indirect Taxes).

10.3	Unless specified otherwise in a Participation Agreement, amounts payable under any Purchased Receivables will be paid in the same Eligible Funding Currency in which such Purchased Receivable is denominated. Unless provided otherwise in this Agreement, all payments to be made by the Seller or Purchaser hereunder shall be made in immediately available funds and shall be paid on the date such amount is due by not later than 11:00 a.m. (New York City time) to the account of the recipient party notified to the paying party from time to time. The amounts of all indemnities, expenses and fees payable hereunder or under any other Transaction Document, or the amount of any contract money damages, shall be paid in USD. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day. All amounts payable by the Purchaser to the Seller pursuant to or in connection with any Transaction Document, including the Purchase Price of each Purchased Receivable, shall be remitted on the date such amount is due to the applicable Seller Account. All amounts payable by the Seller to the Purchaser pursuant to or in connection with any Transaction Document shall be remitted on the date such amount is due to the Purchaser’s Account.

10.4	Prior to an Obligor’s default under a Contract, all payments received from or on behalf of an Obligor shall be allocated between the parties as the Obligor directs. Subsequent to such a default, or if the Obligor does not provide any such direction, any such payments shall be ratably allocated between persons owed such amounts in accordance with their respective interests therein. In the event that either party receives any payment that is due to the other, it shall promptly remit such payment to such other party.

11.	Termination Events

11.1	If any of the following events (each, a “Purchaser Termination Event”) shall occur:

(a)	Seller shall fail to make any payment or remittance of any material amounts hereunder or under any other Transaction Document as and when due or payable, and such failure shall remain unremedied for five (5) Business Days after notice thereof in writing from Purchaser to Seller;

(b)	any representation or warranty made or deemed to be made by Seller under or in connection with this Agreement or any Transaction Document shall prove to have been untrue in any material respect when made or deemed to be made and such misrepresentation, solely to the extent capable of cure, shall remain unremedied for twenty (20) Business Days after knowledge thereof or notice thereof in writing from Purchaser to Seller; provided that such grace period shall be extended for an additional ten (10) Business Days if the Seller has provided the Purchaser a remediation plan that is acceptable to the Purchaser and the Seller is diligently pursuing such plan in order to cure such breach during such period;

(c)	Seller shall fail to perform or observe any material term, covenant or agreement (other than those directly addressed under the foregoing clause (a) and clause (d) below) as and when required hereunder or under any other Transaction Document and such failure, solely to the extent capable of cure, shall remain unremedied for twenty (20) Business Days after knowledge thereof or notice thereof in writing from Purchaser to Seller; provided that such grace period shall be extended for an additional ten (10) Business Days if the Seller has provided the Purchaser a remediation plan that is acceptable to the Purchaser and the Seller is diligently pursuing such plan in order to cure such breach during such period;

(d)	Purchaser believes, acting in good faith based on credible information, that a breach of Section 13.13 by Seller has occurred or is reasonably likely to occur and a plan for addressing such breach or potential breach reasonably acceptable to Purchaser has not been provided by Seller within 30 days after notice in writing from Purchaser to Seller;

(e)	an Insolvency Event shall have occurred with respect to any Seller or any Credit Insurer;

(f)	any Seller shall default in the payment of any principal or interest, regardless of amount due in respect of any indebtedness in an aggregate principal amount of $500,000,000 or more, when and as the same shall become due and payable (after the expiration of any applicable grace period);

(g)	one or more judgments for the payment of money which are due and payable in an aggregate amount of $500,000,000 (exclusive of any amount thereof covered by insurance so long as such coverage is not being disputed) or more shall be rendered by a court of competent jurisdiction against Seller and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed (for this purpose, a judgment shall effectively be stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Seller to enforce any such judgment;

(h)	this Agreement, any Participation Agreement, any Fee Letter or any Eligible Credit Insurance Policy shall cease to be the valid and binding obligation enforceable against Seller or Credit Insurer, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting or relating to the enforcement of creditors’ rights generally, and subject to general principles of equity;

(i)	(i) International Business Machines Corporation ceases to (A) own, directly or indirectly, free and clear of any Adverse Claim and on a fully diluted basis, a majority of the Capital Stock or equivalent equity interests of IBM or (B) Control IBM or (ii) IBM ceases to (A) own, directly or indirectly, free and clear of any Adverse Claim and on a fully diluted basis, a majority of the Capital Stock or equivalent equity interests of any Seller or (B) Control any Seller (in each case, a “Change of Control”) ;

(j)	the Purchaser fails at any time to have a valid and perfected first priority ownership interest or first priority security interest in all the Purchased Receivables free and clear of any Adverse Claim, unless such failure was solely caused by a release of (including the failure to file a continuation statement for) a financing statement, or similar filing outside the United States, by the Purchaser; or

(k)	(i) any of the Performance Triggers set forth in Schedule 4 occurs; or (ii) the long-term unsecured indebtedness credit rating of IBM is withdrawn or is lower than BBB- or Baa3, as applicable, by either S&P or Moody’s;

then, unless waived in writing by the Purchaser, in any such event, the Purchaser will be entitled to stop purchasing new Receivables and the Facility may go into amortization, at the Purchaser’s sole discretion (provided in the case of the occurrence of Section 9.1(e) above the stoppage of purchasing, amortization and all other rights shall commence automatically, without any further action). In addition, upon any such occurrence, the Purchaser shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative.

11.2        If any of the following events (each, a “Seller Termination Event”) shall occur:

(a)	Purchaser shall fail to make any payment or remittance of any material amounts hereunder or under any other Transaction Document as and when due or payable, and such failure shall remain unremedied for five (5) Business Days after notice thereof in writing from Seller to Purchaser;

(b)	any representation or warranty made or deemed to be made by Purchaser under or in connection with this Agreement or any Transaction Document shall prove to have been untrue in any material respect when made or deemed to be made and such misrepresentation, solely to the extent capable of cure, shall remain unremedied for twenty (20) Business Days after knowledge thereof or notice thereof in writing from Seller to Purchaser; provided that such grace period shall be extended for an additional ten (10) Business Days if Purchaser has provided Seller a remediation plan that is acceptable to Seller and Purchaser is diligently pursuing such plan in order to cure such breach during such period;

(c)	Purchaser shall fail to perform or observe any material term, covenant or agreement (other than those directly addressed under the foregoing clause (a) and clause (d) below) as and when required hereunder or under any other Transaction Document and such failure, solely to the extent capable of cure, shall remain unremedied for twenty (20) Business Days after knowledge thereof or notice thereof in writing from Seller to Purchaser; provided that such grace period shall be extended for an additional ten (10) Business Days if Purchaser has provided Seller a remediation plan that is acceptable to Seller and Purchaser is diligently pursuing such plan in order to cure such breach during such period; or

(d)	Seller believes, acting in good faith based on credible information, that a breach of Section 13.13 by Purchaser has occurred or is reasonably likely to occur and a plan for addressing such breach or potential breach reasonably acceptable to Seller has not been provided by Purchaser within 30 days after notice in writing from Seller to Purchaser;

then, unless waived in writing by the Seller, in any such event, Seller will be entitled to permanently terminate, in full, the Purchaser’s agreement to provide the Facility and permanently reduce the Purchaser’s Facility Limit to zero, at the Seller’s sole discretion.

12.	Indemnity; Costs and Expenses

12.1	Indemnities by Seller. Without limiting any other rights that the Purchaser or the other Purchaser Indemnified Parties may have hereunder or under Applicable Law, Seller hereby agrees to indemnify and hold harmless each Purchaser and its respective assigns, participants, officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchaser Indemnified Party”), upon demand, from and against any and all losses, liabilities, claims, damages, judgments, taxes and related costs and expenses, (including attorneys’ fees incurred by the Purchaser) (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of, related to or resulting from:

(a)	any breach of any representation or warranty made by a Seller under this Agreement or any other Transaction Document;

(b)	the failure of Seller or to perform its duties, covenants or obligations in accordance with the provisions hereof or of the Transaction Documents;

(c)	the commingling of any collections of, or other amounts or items received with respect to, the Purchased Receivables at any time with other funds or any set-off, intercreditor, conflicting Adverse Claims (or other interests) or similar issues with respect to any Purchased Receivables, Contracts, Ancillary Rights, related bank, deposit or securities accounts, or proceeds of any of the foregoing; or

(d)	any investigation, litigation, proceeding (actual or threatened), claim or Dispute arising out of, related to or resulting from (i) this Agreement or any other Transaction Document or the use of proceeds of any purchase hereunder or (ii) any Purchased Receivable, Contracts or Ancillary Rights, or any Obligor, Remarketer or Supplier;

excluding, however, Indemnified Amounts to the extent resulting from (i) breach of a covenant or undertaking in any Transaction Document, gross negligence, bad faith or willful misconduct on the part of any Purchaser Indemnified Party or (ii) any Credit Risk Event. If for any reason the indemnification provided above is unavailable to a Purchaser Indemnified Party or is insufficient to hold such Purchaser Indemnified Party harmless, then IBM shall contribute to the amount paid or payable by such Purchaser Indemnified Party to the maximum extent permitted under Applicable Law. Notwithstanding anything to the contrary herein, Seller will not, under any circumstances, be liable for (i) special, incidental, exemplary, indirect, punitive or economic consequential damages, or lost profits, business, revenue, goodwill or anticipated savings, or (ii) loss of, or damage to, data, in each case of clause (i) and (ii), (x) regardless of whether any person shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed, and (y) except to the extent otherwise indemnifiable hereunder and which the indemnified party is obligated to pay to a third party. For purposes of this Agreement (including this Section 12.1), reasonable attorneys’ fees incurred by any party entitled to indemnification hereunder shall be deemed to constitute direct damages. Notwithstanding anything to the contrary herein, in no event shall Purchaser be permitted to seek, or be entitled to, indemnification pursuant to this Section 12.1 in respect of the value of a Purchased Receivable that has been repurchased in accordance with Section 9.1. Notwithstanding anything to the contrary herein, the entire aggregate liability of IBM and its Affiliates for all claims under the Transaction Documents related to Seller’s performance of the Administrative and Collection Functions and any breach of any representation or warranty made by Seller under this Agreement or any other Transaction Document shall not exceed $1,000,000,000.00 (One Billion USD); provided that this limitation shall not apply to any Indemnified Amounts, other claims or other liability arising out of, related to or resulting from Section 2.5, Section 9.1 or Section 3 of Exhibit A hereof.

12.2	Costs and Expenses. IBM shall pay all costs and expenses as set forth in the Fee Letter. Except as otherwise expressly provided herein or in the Fee Letter, each party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

13.	Miscellaneous

13.1	Any party may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more agents appointed by such party, including any Affiliate thereof; provided that no such appointment of an agent shall relieve the principal of responsibility and liability for the performance of its obligations under this Agreement or any other Transaction Document.

13.2	All communications or notices required under this Agreement shall be in writing (which may be by facsimile or electronic mail), shall be deemed to have been given and received (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) on the date received if before 5:00 p.m. local time after being sent to the recipient by facsimile transmission or electronic mail, or, if after 5:00 p.m. local time, the next Business Day or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient (until such party advises the others in writing of a change in such party’s address), at the addresses set forth in Schedule 1.

13.3	All representations, warranties, covenants (including Administrative and Collection Function matters) and indemnities made in this Agreement shall continue in full force and effect so long as any Purchased Receivable remains outstanding. All data privacy, confidentiality, repurchase and indemnity obligations contained in this Agreement shall survive and remain in full force and effect notwithstanding the termination of this Agreement.

13.4	The Transaction Documents constitute the entire agreement among the parties to this Agreement and supersede any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

13.5	The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to, or permitted assignee of, any of the parties hereto. No party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of each other party to the Agreement, such consent not to be unreasonably withheld, conditioned or delayed; provided that the Purchaser may assign or sell participations at any time, without the prior written consent of IBM, and any such participant shall be an express third-party beneficiary of this agreement; provided, however, in the event that Purchaser assigns or sells any participations, (i) Purchaser’s obligations under this Agreement shall remain unchanged and in full force and effect, (ii) Purchaser shall remain solely responsible to Seller for the performance of Purchaser’s obligations hereunder and (iii) Seller shall continue to deal solely and directly with Purchaser in connection with Seller’s and Purchaser’s rights and obligations under this Agreement, except for any specific elevation rights expressly agreed to between the Purchaser and a participant (with IBM’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed) under the related participation agreement or other instrument. Any agreement or instrument pursuant to which Purchaser assigns or sells a participation shall provide that Purchaser shall retain the sole right to (a) enforce this Agreement or the other Transaction Documents, except in connection with the exercise of elevation rights as and if provided above and (b) other than with respect to specific matters expressly agreed to between the Purchaser and a participant (with IBM’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed) under the related participation agreement or other instrument, to approve any amendment, modification or waiver of any provision of this Agreement or to require Purchaser to take or omit to take any action hereunder. The Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under the Transaction Documents to secure obligations of the Purchaser or make any assignment or pledge to a national, reserve or money center bank; provided that no such pledge or assignment shall release the Purchaser from any of its obligations hereunder or substitute any such pledge or assignee for the Purchaser as a party hereto. Nothing herein or in any other Transaction Document shall prohibit or restrict, or require any notice to or consent from any party hereto for, any transfer or other assignment of any Purchased Receivables or any interest therein (including as the result of any subrogation) to any Credit Insurer in connection with claims under any Credit Insurance Policy. Notwithstanding this Section 13.5 or any other provision of this Agreement to the contrary:

(a)	The Purchaser shall not sell, assign, pledge or otherwise transfer Receivables to (i) any party domiciled in Russia or Libya; (ii) any party that is domiciled in a country subject to a comprehensive economic sanctions regime administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (which currently includes Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine); or (iii) any party that is otherwise subject to economic sanctions administered by OFAC; and

(b)	in the event that the Purchaser sells, assigns, pledges or otherwise transfers Receivables to any other party, the Purchaser will give Seller written notice of such transaction and the identity of such party.

13.6	For three (3) years following the date of disclosure, each party (i) agrees to hold in confidence this Agreement, the Transaction Documents, the transactions contemplated thereby, the Contracts and all other non-public information received by it in connection therewith from any other party hereto or its agents or representatives and (ii) agrees not to provide any Person with copies of this Agreement or such non-public information; provided that this Agreement may be disclosed, and the receiving party may disclose any information received in connection with the transactions contemplated by the Transaction Documents relating to the providing party or Purchased Receivables, in each case, (a) pursuant to any law, rule or regulation or direction, request or order of any judicial, administrative or regulatory authority, or in connection with any legal proceedings, (b) to any actual or prospective assignee or participant, and (c) to any Affiliate, insurance brokers, credit insurers, director, employee, agent, representative, auditor or counsel of such party or of any of the foregoing, it being understood that the Persons to whom such disclosure is made pursuant to clauses (a), (b) and (c) above will be informed of the confidential nature of such information and instructed to keep such information confidential, except in the case of any public disclosure of this Agreement pursuant to clause (a) above.

13.7	All public announcements relating to this Agreement, the Transaction Documents and the transactions contemplated thereby shall be made only after reasonable consultation and agreement between the parties. Notwithstanding the foregoing, each party shall have the right, in its sole discretion, without consent of the other party, to make such public announcements as may be required pursuant to any law, rule or regulation or direction, request or order of any judicial, administrative or regulatory authority, or in connection with any legal proceedings.

13.8	This Agreement may be signed in one or more counterparts, each of which shall be considered an original, but all of which shall be considered one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission (including PDF) shall be as effective as delivery of a manually executed counterpart. The unenforceability for any reason of any provision of this Agreement or any other document shall not impair or limit the operation or validity of any other provision of this Agreement or any other agreements now or hereafter existing among the Purchaser and the Seller. No delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power, or privilege hereunder preclude other or further exercises hereof or the exercise of any other right, power or privilege.

13.9	Subject to any provisions in any Participation Agreement providing for the application of different laws, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

13.10	Any suit, proceeding or other action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or any other Transaction Document shall be brought exclusively in the U.S. District Court for the Southern District of New York, or, if there is no federal jurisdiction, exclusively in the New York State Courts located in the Borough of Manhattan, City of New York, State of New York; provided any suit seeking enforcement against any Receivables or other property may be brought, at the Purchaser’s option, in the courts of any jurisdiction where such Receivables or other property may be found. The parties hereby expressly and irrevocably submit to the in personam jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. The parties further irrevocably consent to the service of process by registered mail, postage prepaid, to their respective addresses specified herein or by personal service within or without the State of New York. The parties expressly and irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which either party may now or hereafter have to service of process in any jurisdiction, the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum.

13.11	EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING IN WHICH THE PURCHASER AND SELLER ARE PARTIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY PURCHASED RECEIVABLE.

13.12	USA Patriot Act. The Purchaser hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow the Purchaser to identify the Seller in accordance with the PATRIOT Act.

13.13	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Each party hereto has implemented and maintains in effect policies and procedures designed to ensure compliance by the it, its Affiliates and their respective directors, officers and employees with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions, and each party and its Affiliates, and to the knowledge of each party, their respective directors, officers and employees, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) either party, any of its Affiliates or any of their respective directors, officers or employees, or (b) to the knowledge of each party, any agent of such party or its Affiliates that will act in any capacity in connection with or receive or direct the application of any proceeds from the receivables purchase agreement established hereby, is a Sanctioned Person. No party shall use any proceeds received by it in connection with this Agreement or the transactions contemplated hereby in violation of Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions. Each party shall maintain in effect and enforce policies and procedures designed to ensure compliance by it, its Affiliates and their respective directors, officers and employees, whether acting directly or through agents, with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. Each party and its Affiliates shall not use, and shall ensure that the respective directors, officers and employees of such party and its Affiliates shall not use, the proceeds of any Purchased Receivables or otherwise received in connection herewith (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Each party shall promptly notify the other party, to the extent permitted by applicable law or regulation, if the first party should learn that a violation of this Section 13.13 has occurred or is likely to occur as it concerns that first party’s activities under this Agreement. It is understood that any such disclosure will not include any information which would reasonably be expected by the Seller to result in the loss of attorney-client privilege or violate any contractual confidentiality obligations or that is protected from disclosure by applicable law, regulation or governmental authority, as reasonably determined by the Seller; provided that Seller shall use reasonable efforts to eliminate or amend any such contractual confidentiality obligations to enable it to provide such information.

13.14	Data Privacy.

(a)	Seller and Purchaser shall comply, and shall cause their respective Affiliates to comply, with all Applicable Laws relating to data privacy and the protection of personal information that may be included in or related to any Designated Receivable.

(b)	Seller and its Affiliates, and their contractors and subprocessors, may, in connection with this Agreement wherever they do business, store and otherwise process business contact information (“BCI”) of Purchaser, its personnel and authorized users, for example name, business telephone, address, email and user IDs for business dealings with them. Where notice to or consent by the individuals is required for such processing, Purchaser will notify and obtain such consent.

(c)	The IBM Privacy Statement at https://www.IBM.com/privacy provides additional details with respect to BCI.

13.15	Exports. Each party shall comply in all material respects with all applicable import, export, and economic sanctions laws (including those of the United States) that prohibit or restrict the export, re-export, or transfer of any products, technology, services, or data related to the Purchased Receivables, directly or indirectly, to or for certain countries, end-uses, or end-users thereof (collectively, “Trade Laws”). Neither party shall take any action that causes the other party to be in violation of Trade Laws in any material respect. Each party shall provide the other party all information reasonably requested and necessary for the requesting party’s compliance with Trade Laws.

13.16	Amendments. Neither this Agreement nor any provision hereof may be amended, waived or discharged unless in a writing agreed by the Purchaser and IBM; provided that Schedules 1, 2, 3, 6-A, 6-B, 8 and 9 may be amended or otherwise modified from time to time by consent delivered by each of IBM and Purchaser by way of exchange of emails among the persons listed on Schedule 1 for each respective party. Any amendment will be effective (to the extent permitted by Applicable Law) with respect to all of the parties’ respective Affiliates that have entered into Participation Agreements without the additional requirement of any express written acknowledgement and/or acceptance by such Affiliates of the terms of such amendment, and shall take precedence over any conflicting terms in any Participation Agreement.

No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Subject to the first sentence of this Section 13.16, no amendment or waiver of any provision of this Agreement or consent to any departure by the Seller shall be effective unless in a writing signed by the Purchaser (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.17	Order of Precedence. In the event there is ambiguity, conflict or an inconsistency between any term in the body of this Agreement, or Appendix, Schedule, or Exhibit hereto, any Participation Agreement, or any amendment to any of the foregoing entered into in accordance with this Agreement or any Participation Agreement, the following order of precedence shall apply: (i) any amendment to the body of this Agreement; (ii) any Participation Agreement (provided that, if a Participation Agreement is entered into or amended by the parties thereto subsequent to any amendment to this Agreement, the terms of such Participation Agreement shall then take precedence over any ambiguous, conflicting or inconsistent terms in this Agreement until such time as this Agreement may be further amended in relevant part); (iii) the body of this Agreement; (iv) any amendment to Exhibit A; (v) Exhibit A; and (vi) all other Appendixes, Schedules, and Exhibits to this Agreement; provided, in each case, to the extent any amendments to any of the foregoing expressly reference a term or condition of an agreement, Appendix, Schedule, or Exhibit that would otherwise take precedence over such amendment and the parties expressly state in such amendment the intent of the parties to override such term or condition, then such amendment shall take precedence over such agreement, Appendix, Schedule, or Exhibit with respect to such term or condition.

13.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)                a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.19	IBM Credit Performance Undertaking.

(a)	IBM hereby unconditionally and irrevocably undertakes and assures (as a primary obligor and not merely as surety) for the benefit of Purchaser the due and punctual performance and observance by each Seller (together with their respective successors and assigns, collectively, the “Covered Entities”, and each, a “Covered Entity”) of the terms, covenants, indemnities, conditions, agreements, undertakings and obligations on the part of such Covered Entity to be performed or observed by it under this Agreement, the related Participation Agreement and each of the other Transaction Documents to which such Covered Entity is a party, including any agreement or obligation of such Covered Entity to make any payment in respect of any Repurchase Event, Dilution or indemnity, in each case on the terms and subject to the conditions and limitations set forth in this Agreement, the related Participation Agreement and the applicable Transaction Documents as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time (all such terms, covenants, indemnities, conditions, agreements, undertakings and obligations on the part of the Covered Entities to be paid, performed or observed by them, collectively the “Guaranteed Obligations”). Without limiting the generality of the foregoing, IBM agrees that if any Covered Entity shall fail in any manner whatsoever to perform or observe any of its Guaranteed Obligations when the same shall be required to be performed or observed under this Agreement, the related Participation Agreement and any applicable Transaction Document, then IBM will itself duly and punctually perform or observe, or cause to be performed or observed, such Guaranteed Obligations.

(b)	IBM expressly agrees that its obligations hereunder shall be absolute, irrevocable and unconditional, and as such, it shall not be a condition to the accrual of any obligation of IBM hereunder to perform or to observe, or to cause to be performed or observed any Guaranteed Obligation that Purchaser or any other Person shall have first made any request of or demand upon or given any notice to IBM, any Covered Entity or any of their respective successors and assigns or have initiated any action or proceeding against IBM, any Covered Entity or any of their respective successors and assigns in respect thereof. Purchaser may proceed to enforce the obligations of IBM under this Section 13.19 without first pursuing or exhausting any right or remedy which Purchaser may have against any Covered Entity, any other Person, the Purchased Receivables or any other property.

(c)	IBM hereby expressly waives any defenses it may have as a guarantor or a surety generally or otherwise based upon suretyship, impairment of collateral or otherwise in connection with the Guaranteed Obligations whether in equity or at law or by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect. IBM hereby also expressly waives acceptance, diligence, presentment, demand, protest or notice of any kind whatsoever, as well as any requirement that the Purchaser exhausts any right to take any action against any Seller or any other Person (including the filing of any claims in the event of a receivership or bankruptcy of any of the foregoing), or with respect to any property, collateral or collateral security at any time securing any of, or related to, the Guaranteed Obligations, and hereby consents to any and all extensions of time of the due performance or observance of any or all of the Guaranteed Obligations and that its obligations hereunder remain irrespective of any change of the time, manner or place of performance or observance of, or in any other term of any of the Guaranteed Obligations at any time, and from time to time. IBM also expressly waives, and agrees that the Guaranteed Obligations will not be impaired by, any ineffectiveness of any agreement of, or consent, amendment or other modification by, any Covered Entity that is executed by IBM on such Covered Entity’s behalf.

(d)	IBM agrees that it shall not (i) exercise or assert any right which it may acquire by way of law, contract or subrogation with respect to its undertaking described in this Section 13.19 or otherwise related to the Guaranteed Obligations against any Seller, (ii) claim any setoff, recoupment or counterclaim against any Seller in respect of any liability of IBM to such Seller with respect to the Guaranteed Obligations or (iii) exercise or assert any contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and “claims” (as that term is defined in the Federal Bankruptcy Code) which IBM might now have or hereafter acquire against any Seller that arise from the existence or performance of IBM’s obligations under this Section 13.19, unless and until, in each case, all Guaranteed Obligations shall have been indefeasibly performed or observed in full. IBM hereby confirms, and agrees, that each Seller is, and will be, an IBM Affiliate. IBM represents and warrants to the Purchaser that it has adequate means to obtain from the Sellers, on a continuing basis, all information concerning the financial condition of the Sellers, and that it is not relying on the Purchaser to provide such information either now or in the future.

(e)	This Section 13.19 shall survive the insolvency of any Seller or any other Person and the commencement of any case or proceeding by or against any Seller or any other Person under any bankruptcy, insolvency, reorganization or other similar law. IBM’s obligations hereunder shall continue in full force and effect until all Guaranteed Obligation are finally and indefeasibly performed, observed and satisfied in full and this Agreement is terminated.

(f)	It is expressly acknowledged that IBM’s obligations under this Section 13.19 do not constitute a guarantee of the payment of any Purchased Receivables and there shall be no recourse to IBM for any non-payment, reduced payment or slow payment of any Purchased Receivables to the extent resulting from a Credit Risk Event or for any Guaranteed Obligations the payment of which could otherwise constitute recourse to IBM for Purchased Receivables that are or become uncollectible to the extent resulting from a Credit Risk Event.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written.

IBM Credit LLC, as the initial Seller

By	/s/ Adam Wilson

Authorized signature

Name: Adam Wilson

Title: CFO IBM Credit LLC

Banco Santander S.A., as the Purchaser

By	/s/ Gerardo Revilla

Authorized signature

Name: Gerardo Revilla

Title: Global Receivables

By	/s/ Ignacio Frutos

Authorized signature

Name: Ignacio Frutos

Title: Global Head Receivables

APPENDIX A – CERTAIN DEFINED TERMS

As used in the Receivables Purchase Agreement (including the exhibits and schedules thereto) to which this Appendix A is attached, the following terms shall have the meaning ascribed thereto:

“Accepted Parent Guaranty” means any of the guaranties listed on Schedule 10 hereto.

“Administrative and Collection Functions” is defined in Section 4.1.

“Adverse Claim” means any claim of ownership or any Lien (other than in favor of Purchaser and other than as may be created by or through Purchaser in connection with this Agreement or any Transaction Document).

“Affiliate” means, as to any Person, any other Person that is Controlling, Controlled by or under common Control with such Person.

“Agreement” is defined in the preamble hereto.

“AMT” means the integrated suite of advanced online functions that allow for commercial financing customers to manage their account online, including functions for Suppliers and Remarketers to retrieve and monitor account data, track payment dates and amounts, review credit availability, view information on invoices and track and resolve billing issues.

“Ancillary Rights” means, with respect to any Receivable, the related Contracts and all contract rights arising from the Supplier’s sale of goods or the rendition of services which gave rise to such Receivable, together with all enforcement rights and remedies thereunder; all other obligations for the payment of money arising therefrom including all Supplier fees; and all guarantees, indemnities, warranties, collateral, credit insurance (and proceeds and premium refunds thereof), or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to a Contract related to such Receivable or otherwise, together with all registrations, financing statements and other filings signed by an Obligor relating thereto; the rights to goods (including returned or repossessed goods) and documentation of title evidencing shipment or storage of any goods relating to any sale giving rise to a Receivable, and property represented thereby or associated therewith; all rights and remedies against the applicable Obligor and/or third parties obligated thereon or goods associated therewith; the books and records with respect thereto; all collections, proceeds and other amounts or items received in respect to any of the foregoing; all deposit accounts and lockboxes into which such collections, proceeds and other amounts or items are remitted or deposited; other fees or interest accrued on any Purchased Receivables; and all proceeds of any of the foregoing.

“Anti-Corruption Laws” means  all Applicable Laws of any jurisdiction applicable to the Seller or its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable provisions of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended from time to time, and the USA PATRIOT Act, as well as all similar money laundering related laws and regulations applicable to the Seller or its Affiliates from time to time.

“Applicable Law” means any international, supranational, national, federal, state, municipal or local law, regulation, rule, order, judgment, decree or other legally binding requirement.

“Applicable Rate” means, for each Designated Receivable denominated in one of the Eligible Funding Currencies, subject to Schedule 6-B, the screen rate listed opposite such Eligible Funding Currency in Schedule 6-A determined by the Purchaser to be equal to the rate that results from interpolating on a linear basis between (A) the applicable screen rate for the period for which such screen rate is available for the relevant Eligible Funding Currency that is equal to (and if unavailable, the first period higher than) the remaining tenor of the relevant Designated Receivable and (B) the applicable screen rate for the period for which such screen rate is available for the relevant Eligible Funding Currency that is equal to (and if unavailable, the first period lower than) the remaining tenor of the relevant Designated Receivable; provided, in no event shall the Applicable Rate be less than 0.00%.

“Availability Period” means the period from the date of the delivery of the first Specification by Seller pursuant to Section 2.2 to and excluding the Purchase Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BCI” is defined in Section 13.14(b).

“Buffer Period” means, for any Seller, the period set forth opposite the name of the such Seller listed on Schedule 8 or, if not on such schedule, as set forth in the Participation Agreement for such Seller. The applicable Buffer Period may be modified upon agreement between the Parties.

“Business Day” means (i) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, London or Madrid are authorized or required by law to remain closed, and with respect to any payments in a specific currency, any other day on which such specific currency is not authorized to be traded, and (ii) any London Business Day, as applicable.

“Calculated Due Date” means, with respect to any Purchased Receivable sold by each Seller, the original due date with respect to such Purchased Receivables sold by such Seller hereunder plus the Buffer Period applicable to such Purchased Receivables sold by such Seller.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change of Control” is defined in Section 11.1(i).

“Closing Date” means the date of the first Purchase Date.

“Contract” means, with respect to any Receivable, the relevant Supplier Agreements or Remarketer Agreements (including the Master Commercial Financing Services Agreement) and any and all related guarantees in support thereof, instruments, agreements, invoices, purchase orders, or other writings setting forth the terms relevant to eligibility of such Receivable for purchase hereunder.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Covered Entity” or “Covered Entities” is defined in Section 13.19(a).

“Credit Insurance Policy” means a credit insurance policy, in place and maintained in effect in accordance with the terms of this Agreement and the Administrative and Collection Functions, (a) naming the Seller as insured and the Purchaser as an additional insured and loss payee, or other reasonably similar equivalent designation acceptable to the Purchaser, which policy insures amounts owing in respect of Purchased Receivables (including the face amount thereof and any applicable Indirect Taxes included in the related invoice with respect thereto) subject to the terms, conditions and limitations of the applicable policy, including any deductible or risk retention provisions thereof and (b) that would allow participants and assignees to be added as an additional insured and loss payees (or other reasonably similar equivalent designations acceptable to such participants or assignees) in the event that the transactions herein are syndicated to such participants and assignees.

“Credit Insurance Requirements” means (i) those certain credit insurance requirements as set forth in Section 2.5 and (ii) the credit evaluation, risk management and insurance requirements set forth in Section 3 of Exhibit A hereto.

“Credit Insurer” means an insurance company that is in the business of issuing commercial trade credit insurance with respect to receivables, and which provides a Credit Insurance Policy to the Seller.

“Credit Risk Event” is defined in Section 9.1.

“Cut Off Date” means 23:00 (Madrid time) on Sunday of each calendar week during the Availability Period.

“Data Protection Legislation” means:

(a)	in relation to the European Economic Area and the United Kingdom, the GDPR, national legislation implementing and supplementing the GDPR and implementing the Directive on Privacy and Electronic Communications (2002/58/EC) including, for the avoidance of doubt, the regulations, guidance and codes of practice issued by European and national authorities relating to it and any supplementary legislation as the same may be amended, superseded or replaced from time to time; and

(b)	in relation to other jurisdictions, all laws as well as regulations, guidance and codes of practice issued by authorities in those jurisdictions relating to the processing of personal data and/or protection of privacy as the same may be amended, superseded or replaced from time to time.

“Day Count Factor” means for any Receivable denominated in one of the Eligible Funding Currencies, the number of days listed opposite such Eligible Funding Currency in Schedule 6-A.

“Default Ratio” means, for any month, the ratio (expressed as a percentage) computed by dividing: (a) the aggregate outstanding balance of all Receivables that were Defaulted Receivables during such month, by (b) the aggregate amount of Purchased Receivables sold hereunder during the sixth (6th) calendar month preceding such month.

“Defaulted Receivable” means a Receivable (a) as to which any payment, or part thereof, became more than ninety (90) days past due from the original due date for such payment during such month (other than on account of Dilution), or (b) without duplication (i) as to which an Insolvency Event shall have occurred with respect to the Obligor or (ii) that has been written off as uncollectible during such month.

“Delinquency Ratio” means the ratio (expressed as a percentage) computed by dividing: (a) the aggregate outstanding balance of all Receivables that were Delinquent Receivables at the end of such month by (b) the aggregate outstanding balance of all Receivables at the end of such month.

“Delinquent Receivable” means a Receivable other than a Defaulted Receivable as to which any payment, or part thereof, remains unpaid for more than thirty (30) days from the original due date for such payment (other than on account of Dilution).

“Designated Receivable” means each Receivable that is described in a Specification notified to the Purchaser by the Seller pursuant to Section 2.2.

“Dilution” means, with respect to any Receivable, the amount by which such Receivable is reduced or cancelled as a result of Seller credit memos or similar non-cash reductions due to any discount, adjustment, credit, deduction, returns, defect, refunds, allowances, cash discounts, rebates, disputes, rejections, deficit, adjustment or other reduction (including any set-off or netting) or failure to perform on the part of the Seller or any other similar reason (other than with respect to any Credit Risk Event with respect to any related Obligor) that would have the effect of reducing the amount of part or all of such Receivable.

“Dilution Ratio” means the ratio (expressed as a percentage) with respect to any month, equal to (i) the aggregate amount of Dilutions which occurred during such month, divided by (ii) the aggregate amount of all Purchased Receivables which have been sold to the Purchaser one month prior to such month.

“Discount” means, with respect to each Purchased Receivable, the discount applied by the Purchaser to such Purchased Receivable, equal to (a) the Applicable Rate per annum as determined by the Purchaser, based on the last published screen rates for the relevant Eligible Funding Currency in which such Purchased Receivable is denominated, at the applicable Cut Off Date, plus the applicable Margin, multiplied by (b) the quotient of (i) the applicable Discount Period and (ii) applicable Day Count Factor.

“Discount Period” means, with respect to any Purchased Receivable, the number of days from and including the Purchase Date for such Purchased Receivable to, but not including, the Expected Payment Reconciliation Date for such Purchased Receivable.

“Dispute” means any defense, counterclaim, offset or other claim, investigation, or threatened or pending litigation, arbitration or other proceeding regardless of merit, asserted regarding a Receivable, any term of the related Contract or the assignment of such Receivable thereunder or as a reason for non-payment, reduced payment or slow payment, of such Receivable, whether arising from or relating to the sale of goods, the licensing of intellectual property or rendition of services that gave rise to such Receivable, or arising from or relating to any other related transaction or occurrence, whether pertaining to price, terms, quality, workmanship, delivery, quantity or otherwise; provided that the term “Dispute” shall not include non-payment, reduced payment or slow payment of any Receivable to the extent resulting from a Credit Risk Event.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Credit Insurance Policy” means a Credit Insurance Policy and issued by a Credit Insurer (including each of the WWD Policy and the GM Policy, and any other policy or credit insurance arrangement that, with the consent of both IBM and Purchaser, is designated as an “Eligible Credit Insurance Policy” hereunder), which policy (a) is used by Purchaser to insure Purchased Receivables; (b) complies with all Credit Insurance Requirements; (c) remains in full force and effect; (d) is a policy with respect to which all due and payable premiums have been paid in full when due, and (e) is a policy with respect to which none of the following events shall have occurred: (i) a related Credit Insurer shall have given a notice to the Seller or the Purchaser to terminate such Credit Insurance Policy or to declare such Credit Insurance Policy void or voidable or (ii) the Credit Insurer shall refuse to indemnify the Seller or the Purchaser under the relevant Credit Insurance Policy for any losses on any Purchased Receivable (after giving effect to any terms, conditions and limitations of the applicable policy, including any deductible or risk retention provisions thereunder) or refuse to indemnify the Seller or the Purchaser under the relevant Credit Insurance Policy for any losses due to the breach of the Seller of any of its obligations under such Credit Insurance Policy or the failure of the Seller to take any required action under such Credit Insurance Policy. For the avoidance of doubt, if the Credit Insurer of such Credit Insurance Policy ceases to be an Eligible Credit Insurer, such policy shall cease to constitute an “Eligible Credit Insurance Policy.”

“Eligible Credit Insurer” means, at any time, a Credit Insurer that is (a) not an Affiliate of the Seller, (b) rated by S&P and Moody’s and has financial strength parent corporate rating of “BBB” or better from S&P (if rated by S&P) and “Baa2” or better from Moody’s (if rated by Moody’s) and (c) Nederlandse vestiging van Atradius Crédito y Caución S.A. de Seguros y Reaseguro, with respect to the GM Policy, and Atradius Crédito y Caución S.A. de Seguros y Reaseguros of David Ricardostraat; Euler Hermes Ireland, a branch of Euler Hermes SA (NV); AIG Europe S.A, and AIG International Group UK Limited; Liberty Specialty Markets Europe Sarl (LSME), on behalf of Liberty Mutual Insurance Europe SE; Swiss Re International SE; Markel Syndicate 3000 at Lloyd’s and Markel Insurance SE (UK Branch); or Chubb European Group SE, with respect to the WWD Policy, or such other Credit Insurer that is approved in writing by the Purchaser in its sole discretion.

“Eligible Funding Currencies” means the funding currencies set forth on Schedule 6-A.

“Eligible Receivable” means a Designated Receivable that, as of its Purchase Date, satisfies each of the representations and warranties set forth in Section 6.1(a).

“Eligible Remarketer Agreement” means a Remarketer Agreement as to the applicable Remarketer is in compliance in all material respects with all terms and conditions thereof.

“Eligible Supplier Agreement” means a Supplier Agreement as to which (i) Purchaser has been furnished a complete copy, including any material amendments, modifications or supplements thereto, (ii) Purchaser has previously approved the terms thereof in writing and (iii) the applicable Supplier is in compliance in all material respects with all terms and conditions thereof.

“End of Period Specification” is defined in Section 2.2.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Excluded Taxes” is defined in Section 10.2.

“Expected Payment Reconciliation Date” means, with respect to any Purchased Receivables, the date which is (i) the first Cut-Off Date after its relevant Calculated Due Date plus (ii) the applicable number of Business Days for the related currency set forth in Schedule 9.

“Extension Consent Fee” means, with respect to any Purchased Receivable the payment terms of which are extended as provided under Section 8.2(a)(ii), a fee equal to the Discount calculated by the Purchaser for the number of days of such extension, where the “Discount Period” for such calculation means the number of days from and including the Expected Payment Reconciliation Date for such Purchased Receivable to, but not including, the updated Expected Payment Reconciliation Date.

“Facility” means the committed receivables purchase facility as set forth in Section 2.

“Facility Limit” means (i) prior to the satisfaction of the WWD Condition Precedent, USD$1,200,000,000 and thereafter (ii) USD$2,000,000,000 for Regular Months and USD$3,000,000,000 for Peak Months; provided that if IBM requests a change to the Facility Limit for any Peak Month by giving notice to the Purchaser at least ninety (90) days prior to the beginning of such Peak Month, IBM and the Purchaser shall negotiate in good faith toward a mutually agreeable new Facility Limit only for such Peak Month.

“Facility Limit Threshold” means USD$800,000,000.

“Fee Letter” means that certain Fee Letter between the Purchaser and IBM dated as of the date of this Agreement.

“GAAP” means Generally Accepted Accounting Principles in the United States of America.

“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as amended, replaced or superseded from time to time.

“GM Policy” means, collectively, the Atradius Global Modular Policy and the group of policies set forth therein maintained by Seller or its Affiliates.

“Guaranteed Obligations” is defined in Section 13.19(a).

“IBM” is defined in the preamble hereto.

“IBM Captive Financing Services” is defined in the preamble hereto.

“Indemnified Amounts” is defined in Section 12.1.

“Indirect Taxes” means any real and personal property transfer, documentary, sales, use, registration, excise, customs duty, value-added, goods and services, consumption, stamp, conveyance or financial indirect taxes; revenue or turnover Taxes calculated as a percentage of gross revenue (but excluding corporate income Taxes calculated on net income or profit); any Taxes resulting from or in respect of (y) an Obligor making payment to Seller or any of its Affiliates in respect of a Purchased Receivable or (z) Seller or any of its Affiliates making payment to Purchaser or any of its Affiliates in respect of any payment described in clause (y); and any similar levies, imposts, duties, charges or contributions (including any related interest, fines, penalties and additions thereto) imposed, collected or assessed by, or payable to, a Tax authority or similar governmental agency.

“Insolvency Event” means, with respect to any Person, that (i) such Person (a) shall generally not pay its debts as such debts become due or (b) shall admit in writing its inability to pay its debts generally or (c) shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, and, if instituted against such Person, shall remain undischarged for a period of sixty (60) days; or (iii) such Person shall take any corporate or similar action to authorize any of the actions set forth in the preceding clauses (i) or (ii).

“IRFS” means the system used to manage: the purchase of invoices from Suppliers, the schedule and remittance of payment (for the invoice) to the Supplier, the calculation of fees and interest, the collection of the amount due from the Remarketer and the relationship between three parties – financier, Supplier and Remarketer.

“Jurisdiction Limit” means, for any Permitted Jurisdiction at any time, (a) from the Closing Date until May 31, 2021, no limits for any Permitted Jurisdiction (other than that such jurisdiction is a Permitted Jurisdiction) and (b) thereafter the “Jurisdiction Limit” for such Permitted Jurisdiction set forth on Schedule 3 at such time.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement, preferential arrangement or similar agreement or arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“London Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London, United Kingdom are authorized or required by law to remain closed.

“Losses to Liquidation Ratio” means, for any calendar month, a fraction (expressed as a percentage) computed by dividing (a) the Losses (net of recoveries and insurance proceeds applicable to such Receivables) incurred on all Receivables during such period by (b) the aggregate amount of collections on Receivables received during such period; and “Losses”, for the purpose of this definition only, means the aggregate value of Receivables that have been, or should have been, written-off as uncollectible by Seller in accordance with its credit and collection policies.

“Margin” means the percentage defined as such in the Fee Letter.

“Master Commercial Financing Services Agreement” dated as of August 1, 2016, between IBM Credit LLC, as assignee of IBM GF International Holdings LLC, and International Business Machines Corporation, including any local country Adoption Agreements (as defined therein) entered into thereunder. “Master Commercial Financing Services Agreement” shall also be deemed to include any standalone Supplier Agreements entered into between a Seller and Supplier in any country.

“Material Adverse Change” means a material adverse change, or any event or occurrence which could reasonably be expected, individually or in the aggregate, to result in a material adverse change, in (i) the business, condition (financial or otherwise), performance, or material agreements of any Seller, an Obligor’s performance under the Contracts, or any Credit Insurer, (ii) the ability of any Seller or any Credit Insurer to perform their respective obligations under the Transaction Documents, the Contracts or the Credit Insurance Policies, as applicable, (iii) the ability of the Purchaser to enforce the Contracts, or (iv) the validity or enforceability of any of the Receivables.

“Moody's” means Moody's Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments in respect of such Receivable pursuant to a Contract or otherwise.

“OFAC” is defined in Section 13.5(a).

“Originator” means IBM Corporation or any of its subsidiaries.

“Outstanding Aggregate Balance” shall mean, at any date of determination with respect to all Purchased Receivables, an amount equal to the aggregate outstanding and unpaid balances of all Purchased Receivables owing to the Purchaser on such date.

“Outstanding Remarketer Balance” shall mean, at any date of determination with respect to all Purchased Receivables of a Remarketer, an amount equal to the aggregate outstanding and unpaid balances of all Purchased Receivables owing by such Remarketer on such date.

“Outstanding Top Obligor Balance” shall mean, at any date of determination with respect to all Purchased Receivables of a Top Obligor, an amount equal to the aggregate outstanding and unpaid balances of all Purchased Receivables owing by such Top Obligor on such date.

“Participation Agreement” is defined in Section 5.

“PATRIOT Act” is defined in Section 13.11.

“Payment Reconciliation Date” means, with respect to collections, payments, items or proceeds or other amounts received by the Seller in connection with the Purchased Receivables on or before the Cut Off Date in any calendar week, the date which is the applicable number of Business Days for the related currency set forth in Schedule 9 following such Cut Off Date.

“Peak Months” means each December, January, and February of each calendar year, except for December 2020, January 2021 and February 2021, each of which shall be “Regular Months” for all purposes of this Agreement.

“Performance Triggers” means the triggers as set forth on Schedule 4 hereto with respect to the Purchased Receivables portfolio.

“Permitted Jurisdiction” means each of the jurisdictions listed in Schedule 3 as a “Permitted Jurisdictions” or a “Specified Jurisdiction”; provided that such jurisdiction has been approved under, and covered under, the Eligible Credit Insurance Policies.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Purchase Date” means, (a) with respect to each Designated Receivable listed in the related Specification which is to be purchased in accordance with Section 2.2, except pursuant to an End of Period Specification, the Business Day that is the number of additional Business Days after the applicable Cut Off Date for such Designated Receivable as described in Section 2.2 and the currency thereof as set forth in Schedule 9 and (b) with respect to each Designated Receivable listed in an End of Period Specification which is to be purchased in accordance with the third from last paragraph of Section 2.2, the date of the applicable End of Period Specification.

“Purchase Price” means, for each Specification, an amount equal to (a) the face amount of each of the Designated Receivables described in such Specification (net of any Dilution that has been applied to such Designated Receivable on or prior to the Purchase Date therefor), multiplied by (b) the difference between (i) one minus (ii) applicable Discount for such Designated Receivable.

“Purchase Termination Date” is defined in Section 2.3.

“Purchased Receivable” means each Designated Receivable that the Purchaser purchases or purports to purchase in accordance with this Agreement.

“Purchaser” is defined in the preamble hereto, and includes the applicable Purchaser or all the Purchasers as the context requires.

“Purchaser Indemnified Party” is defined in Section 12.1.

“Purchaser’s Account” means each account to which all amounts payable by the applicable Seller to the Purchaser pursuant to or in connection with any Transaction Document shall be deposited, which accounts are set forth in Schedule 7-B hereto.

“Purchaser Termination Event” has the meaning specified in Section 11.1. For the avoidance of doubt, any Purchaser Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.4.

“Receivables” means the receivables, accounts and/or general intangibles (including payment intangibles) related to an Obligor’s purchases of information technology products or services from a Supplier and arising from (i) loans or advances made by IBM or its Affiliates pursuant to Remarketer Loan Agreements, or (ii) Supplier invoices purchased by IBM or its Affiliates pursuant to Supplier Factoring Agreements, as the case may be, and all Ancillary Rights.

“Regular Months” means all months other than Peak Months.

“Remarketers” is defined in the preamble hereto and includes only such Persons as have been approved by each Supplier.

“Remarketer Agreement” is defined in the preamble hereto.

“Remarketer Loan Agreement” is defined in the preamble hereto.

“Remarketer Payment Agreement” is defined in the preamble hereto.

“Remarketer Purchase Limit” means the maximum aggregate amount of Purchased Receivables arising from Remarketer Agreements that may be outstanding under the Facility at any time, as set forth in Schedule 5 hereof.

“Remarketing Loan Agreement Purchase Limit” means the maximum aggregate amount of Purchased Receivables arising under Remarketer Loan Agreements that may be outstanding under the Facility at any time, as set forth in Schedule 5 hereof.

“Repurchase Event” is defined in Section 9.1(e).

“Restricted Jurisdictions” means each of Bosnia and Herzegovina, the Lebanese Republic, Nigeria, Russia, Ukraine and Islamic Republic of Pakistan and any Sanctioned Country.

“Sanctioned Country” means at any time, a country or territory that is itself the subject or target of any Sanctions (including, as of the date hereof: Cuba, Iran, North Korea, Sudan, South Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person, organized or resident in a Sanctioned Country, or (c) any Person controlled (to the knowledge of the Seller) by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Santander” is defined in the preamble hereto.

“Schedule” is defined in Section 1.2.

“Section” is defined in Section 1.2.

“Seller” is defined in the preamble hereto.

“Seller Account” means, with respect to any Seller, the bank account to which all amounts payable by the Purchaser to such Seller pursuant to or in connection with any Transaction Document shall be deposited, it being understood that for IBM, the account listed opposite such Seller’s name in Schedule 7-C hereto, and for any other Seller, the “Seller Account” set forth in the Participation Agreement for such Seller, which in each case such schedule shall include any applicable IBAN numbers.

“Seller Systems” means IRFS, AMT, and any other computer systems or software used by Seller or its Affiliates in connection with the Administrative and Collection Functions and/or any other transaction contemplated by this Agreement.

“Seller Termination Event” has the meaning specified in Section 11.2. For the avoidance of doubt, any Seller Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.4.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Specification” is defined in Section 2.2.

“Specified Obligors” means the Persons listed on Schedule 11 hereto.

“Supplier” is defined in the preamble hereto

“Supplier Agreement” is defined in the preamble hereto.

“Supplier Factoring Agreement” is defined in the preamble hereto.

“Supplier Fee Agreement” is defined in the preamble hereto.

“Suppliers” is defined in the preamble hereto.

“Taxes” means all taxes or similar levies, imposts, duties, charges or contributions (in each case in the nature of a tax) imposed, collected or assessed by, or payable to, a Tax authority or similar governmental agency and including any related interest, fines, penalties and additions thereto.

“Top Obligor Limit” means the maximum aggregate amount of Purchased Receivables owing by the Top Obligors that may be outstanding under the Facility at any time, as set forth in Schedule 5 hereof.

“Top Obligors” means the five largest Obligors (other than the Specified Obligors or their respective Affiliates) that may be outstanding under the Facility at any time.

“Trade Laws” is defined in Section 13.15.

“Transaction Document(s)” means each of this Agreement, each Eligible Credit Insurance Policy, the Participation Agreements, the Fee Letter and all other documents, instruments or agreements executed and delivered by the Seller to, or for the benefit of, the Purchaser pursuant to or in connection herewith or therewith.

“Triggering Event Notice” is defined in Section 4.3.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the ownership interests of the Purchaser is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Uninsured Receivables” means Designated Receivables the Obligors of which are not covered by the WWD Policy or any other Eligible Credit Insurance Policy at the time offered for purchase hereunder.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“WWD Condition Precedent” means IBM and Santander have received an effective endorsement to the WWD Policy adding Santander as a co-insured thereunder to the extent of its interest in certain Receivables that will be purchased hereunder (and which may have effect on certain Uninsured Receivables purchased prior to such receipt), such endorsement being substantially in the form agreed between IBM and Santander as of the date hereof and submitted to the related Credit Insurers for approval (or with such changes thereto as may be mutually agreed by IBM and Santander, each acting reasonably).

“WWD Policy” means the Worldwide Distributors Policy issued by the syndicate consisting of Atradius, Euler Hermes, AIG Europe, Swiss Re, Markel, Chubb, and Liberty and maintained by Seller or its Affiliates.

* * * * * * *

List of Schedules and Exhibits

SCHEDULES

Schedule 1	Addresses for Notices
Schedule 2	List of Sellers
Schedule 3	List of Permitted Jurisdictions; Jurisdiction Limits
Schedule 4	Receivables Portfolio Performance Triggers
Schedule 5	Certain Purchase Limits
Schedule 6-A	Currency and Interest Rate Information
Schedule 6-B	Effect of Benchmark Transition Event
Schedule 7-A	Lock-Boxes, Collection Accounts and Collection Account Banks
Schedule 7-B	Purchaser’s Accounts
Schedule 7-C	Sellers’ Accounts
Schedule 8	Buffer Periods
Schedule 9	Additional Business Days
Schedule 10	Accepted Parent Guaranty
Schedule 11	Specified Obligors

EXHIBITS

Exhibit A	Administrative and Collection Functions
Exhibit B	Form of Participation Agreement